Exhibit 10.1
Execution Copy

AMENDED AND RESTATED CREDIT AGREEMENT
dated as of March 31, 2009
among
CBS PERSONNEL HOLDINGS, INC.,
as Borrower,
and
COMPASS GROUP DIVERSIFIED HOLDINGS LLC,
as Lender

i

Annexes
Annex I	Commitments and Pro Rata Shares
Annex II	Addresses

Exhibits
Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Compliance Certificate
Exhibit C	Form of Borrowing Base Certificate
Exhibit D	Form of Note
Exhibit E	Form of Borrowing Notice
Exhibit F	Conversion/Continuation Notice
Exhibit G	Form of Maintenance Agreement

Schedules
Schedule 5.6	Litigation
Schedule 5.8	Capitalization
Schedule 5.16	Insurance
Schedule 5.18	Intellectual Property
Schedule 5.20	Labor Matters
Schedule 6.11	Post-Closing Items
Schedule 7.1	Existing Debt
Schedule 7.2	Existing Liens
Schedule 7.11	Existing Investments
Schedule 7.15	Bank Accounts

AMENDED AND RESTATED CREDIT AGREEMENT
                    This Amended and Restated Credit Agreement, dated as of March 31, 2009 (as amended, restated or otherwise modified from time to time, this “Agreement”), by and between CBS Personnel Holdings, Inc., a Delaware corporation (“Borrower”), and Compass Group Diversified Holdings LLC, (together with its successors and assigns, “Lender”), as lender.
                    In consideration of the mutual agreements herein contained, the parties hereto agree as follows:
Section 1. Definitions; Interpretation.
     1.1 Definitions.
                    When used herein the following terms shall have the following meanings:
                    Acceleration Event means the occurrence of any of the following: (i) an Event of Default under Section 8.1.3; (ii) an Event of Default under Section 8.1.1 and the termination of the Commitments; or (iii) any other Event of Default under Section 8.1 and the election by the Lender to declare the Obligations to be due and payable or to terminate the Revolving Loan Commitment.
                    Account has the meaning set forth in the Guarantee and Collateral Agreement.
                    Account Debtor means any Person who is obligated to Borrower or any Subsidiary with respect to any Account, Chattel Paper or General Intangible.
                    Accrued Cash Income Tax Expense means income tax expense (benefit) recorded for any period within the consolidated financial statements less any deferred tax expense (benefit) included in such income tax expense (benefit).
                    Acquisition means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or a substantial portion of the assets of a Person, or of all or a substantial portion of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
                    Affiliate of any Person means (a) any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person, (b) any officer or director of such Person and (c) with respect to Lender, any entity administered or managed by Lender or an Affiliate or investment advisor thereof which is engaged in making, purchasing, holding or otherwise investing in commercial loans. A Person shall be deemed to be “controlled by” any other Person if such Person possesses, directly or indirectly, power to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Unless expressly stated otherwise herein, Lender shall not be deemed an Affiliate of Borrower or of any Subsidiary.
                    Agreement has the meaning set forth in the Preamble.
                    Amendment Fee has the meaning set forth in Section 4.1.4.
                    Applicable Margin means the applicable rate per annum as set forth in the following table:

	Total Debt	Revolving Loans		Term A Loans		Term B Loans
	to EBITDA	Base		Base		Base		Commitment
Level	Ratio	Rate	LIBOR	Rate	LIBOR	Rate	LIBOR	Fee
1	>4.5:1.0	2.75%	4.25%	3.75%	5.25%	8.50%	10.00%	0.50%
	>3.5:1.0 but
2	≤ 4.5:1.0	1.75%	3.25%	1.75%	3.25%	6.50%	8.00%	0.50%
	>3.0:1.0
	but
3	≤ 3.5:1.0	1.50%	3.00%	1.50%	3.00%	6.00%	7.50%	0.50%
	>2.5:1.0
	but
4	≤ 3.0:1.0	1.25%	2.75%	1.25%	2.75%	5.50%	7.00%	0.375%
	>2.0:1.0
	but
5	≤ 2.5:1.0	1.00%	2.50%	1.00%	2.50%	5.00%	6.50%	0.375%
6	≤2.0:1.0	0.75%	2.25%	0.75%	2.25%	5.00%	6.50%	0.25%
                    Initially, each Applicable Margin shall be that percentage set forth above for Level 1 in the table above. On and after July 1, 2009, each Applicable Margin shall be equal to the applicable rate per annum set forth in the table above opposite the applicable Total Debt to EBITDA Ratio.
                    Assignee has the meaning set forth in Section 9.8.1.
                    Assignment Agreement means an agreement substantially in the form of Exhibit A.
                    Balance Sheet Date has the meaning set forth in Section 5.4.
                    Bankruptcy Code means the United States Bankruptcy Code (11 U.S.C. 101 et. seq.), as amended, and any successor statute.
                    Base Rate means, for any day, the greater of (a) the rate of interest which is identified as the “Prime Rate” and normally published in the Money Rates Section of The Wall Street Journal (or, if such rate ceases to be so published, as quoted from such other generally available and recognizable source as Lender may select) or (b) the sum of the Federal Funds Rate plus 0.5%. Any change in the Base Rate due to a change in such Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in such Prime Rate or the Federal Funds Rate.
                    Base Rate Loan means any Loan which bears interest at or by reference to the Base Rate.
                    Borrower has the meaning set forth in the Preamble.
                    Borrowing Availability means, at the time of determination, an amount equal to the lesser of (a) the Revolving Loan Commitment and (b) the sum of (i) 85% of the unpaid amount of all Eligible Accounts and (ii) and 75% of the aggregate face amount of all Eligible Unbilled Accounts as of such date which are listed (or which in accordance with GAAP should be listed) on the books of Borrower or any Domestic Subsidiary as of such date.
                    Borrowing Base Certificate means a certificate substantially in the form of Exhibit C.
                    Borrowing Notice means a notice in substantially the form of Exhibit E.
                    Business Day means any day other than any Saturday and Sunday on which commercial banks are open for commercial banking business in New York, New York, and, in the case of a Business Day which relates to a LIBOR Loan, any day on which dealings are carried out in the London interbank Eurodollar market.
                    Capital Expenditures means all expenditures (other than for leasehold improvements not to exceed $750,000 per year ) which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored, (b) with cash awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced or (c) with cash proceeds of Dispositions that are reinvested in accordance with Section 2.9.2(a)(i).
                    Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, (i) in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person or (ii) is a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).
                    Cash Equivalent Investment means, at any time, (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof, (b) commercial paper, or corporate demand notes, in each case (unless issued by a Lender or its holding company) rated at least A-l by Standard & Poor’s

Ratings Group or P-l by Moody’s Investors Service, Inc., (c) any certificate of deposit (or time deposit represented by a certificate of deposit) or banker’s acceptance maturing not more than one year after such time, or any overnight Federal Funds transaction that is issued or sold by Lender (or by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000), (d) any repurchase agreement entered into with Lender (or commercial banking institution of the nature referred to in clause (c) above) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c) above and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of Lender (or other commercial banking institution) thereunder, (e) money market accounts or mutual funds which invest exclusively in assets satisfying the foregoing requirements and (f) other short term liquid investments approved in writing by Lender.
                    Chattel Paper has the meaning set forth in the Guarantee and Collateral Agreement.
                    Closing Date means the date on which all conditions precedent set forth in Section 4.1 have been satisfied or waived in writing by Lender.
                    Collateral has the meaning set forth in the Guarantee and Collateral Agreement.
                    Collateral Access Agreement means an agreement in form and substance reasonably satisfactory to Lender pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by Borrower or any Subsidiary, acknowledges the Liens of Lender and waives (or, if approved by Lender, subordinates) any Liens held by such Person on such property, and, in the case of any such agreement with a mortgagee or lessor, permits Lender reasonable access to and use of such real property during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon.
                    Collateral Documents means, collectively, the Guarantee and Collateral Agreement, each Mortgage, each Collateral Access Agreement, and each other agreement or instrument pursuant to or in connection with which Borrower, any Subsidiary or any other Person grants a security interest in any Collateral to Lender, each as amended, restated or otherwise modified from time to time.
                    Commitment means the Revolving Loan Commitment, the Term A Loan Commitment and the Term B Loan Commitment.
                    Commitment Fee means the fee payable by Borrower to Lender pursuant to Section 2.7.1.
                    Compliance Certificate means a certificate substantially in the form of Exhibit B.
                    Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

                    Consolidated Net Income means, with respect to Borrower and the Subsidiaries for any period, the consolidated net income (or loss) of Borrower and the Subsidiaries for such period, excluding any gains or losses from Dispositions, any extraordinary or non-recurring gains or extraordinary or non-recurring losses and any gains or losses from discontinued operations.
                    Contingent Obligation means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation in respect of any Contingent Obligation shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.
                    Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the IRC or Section 4001 of ERISA.
                    Conversion/Continuation Notice means a notice in substantially the form of Exhibit F.
                    Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (with the amount thereof being measured as the fair market value of such property), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances issued for the account of such Person, (f) all Hedging Obligations of such Person, (g) all Contingent Obligations of such Person, (h) all indebtedness of any partnership of which such Person is a general partner, (i) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all obligations of such Person under any synthetic lease transaction, where such obligations are considered borrowed money indebtedness for tax purposes but the transaction is classified as an operating lease in accordance with GAAP and (j) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used or acquired by such Person, even though the rights and remedies of the lessor, seller or lender thereunder may be limited to repossession or sale of such property.
                    Debt to be Repaid means Term B Loans in the principal amount of $35,000,000.

                    Default means any event that, if it continues uncured, will, with the lapse of time or the giving of notice or both, constitute an Event of Default.
                    Disposition means, as to any asset or right of Borrower or any Subsidiary, (a) any sale, lease, assignment or other transfer (other than to Borrower or any Subsidiary), (b) any loss, destruction or damage thereof or (c) any actual or threatened condemnation, confiscation, requisition, seizure or taking thereof, excluding, however, with respect to each of (a), (b) and (c) above, (i) assets subject to a Disposition which are replaced within 180 days with assets performing the same or a similar function, (ii) Dispositions in any Fiscal Year, the Net Cash Proceeds of which do not in the aggregate exceed $150,000 and (iii) the sale or other transfer of Inventory in the ordinary course of business.
                    Dollar and $ mean lawful money of the United States of America.
                    Domestic Subsidiary means any Subsidiary that is incorporated or organized under the laws of a State within the United States of America or the District of Columbia. Unless the context otherwise requires, each reference to Domestic Subsidiary or Domestic Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower.
                    EBITDA means, for any period, Consolidated Net Income for such period plus, to the extent deducted in determining such Consolidated Net Income, (i) Interest Expense, income tax expense, non-cash stock option expense, depreciation and amortization for such period, (ii) management fees paid to or accrued for the benefit of Manager and Staffing Holding LLC in such period to the extent permitted pursuant to Section 7.4, and (iii) the first $12,500,000.00 in Staffmark Integration Costs and other non-recurring restructuring charges, provided such Staffmark Integration Costs and non-recurring restructuring charges were incurred both (A) during the period from December 19, 2007 up to and including January 21, 2010 and (B) during such period of calculation under this definition.
                    ECF Percentage means, for any fiscal year, 90%.
                    Eligible Account means all Accounts owing to Borrower or any Domestic Subsidiary other than: (a) Accounts which remain unpaid for more than ninety (90) days after their invoice dates and Accounts which are not due and payable within ninety (90) days after their invoice dates; (b) Accounts owing by a single Account Debtor, including a current Account, if Twenty-Five Percent (25%) or more of the balance owing by said Account Debtor upon said Accounts is ineligible pursuant to clause (a) above; (c) Accounts with respect to which the Account Debtor is an officer, director, shareholder or partner of the Borrower or of any Subsidiary or is an Affiliate; (d) Accounts with respect to which payment by the Account Debtor is or may be conditional and Accounts commonly known as bill and hold Accounts or Accounts of a similar or like arrangement; (e) Accounts with respect to which the Account Debtor is located outside the continental United States of America, unless such Accounts are backed in full by an irrevocable letter of credit in form and substance satisfactory to Lender issued by a domestic commercial bank acceptable to Lender; (f) Accounts with respect to which the Account Debtor is the United States of America, any state of the United States or any other governmental body or any department, agency or instrumentality of any of the foregoing, unless such Accounts are duly assigned to Lender in accordance with all applicable governmental and regulatory rules and regulations

(including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable) so that Lender is recognized by the Account Debtor to have all of the rights of an assignee of such Accounts; (g) Accounts with respect to which the Borrower or any Subsidiary is or may become liable to the Account Debtor for goods sold or services rendered by such Account Debtor to Borrower or such Subsidiary, but only to the extent of Borrower’s and its Subsidiaries’ then aggregate liability to such Account Debtor (i.e. the excess of the aggregate face amount of Accounts of such Account Debtor over the aggregate liability of Borrower and its Subsidiaries to such Account Debtor shall constitute an Eligible Account unless otherwise excepted under this definition of Eligible Accounts); (h) Accounts with respect to which the goods giving rise thereto have not been shipped and delivered to and accepted as satisfactory by the Account Debtor thereof or with respect to which the services performed giving rise thereto have not been completed and accepted as satisfactory by the Account Debtor thereof; (i) Accounts which are not invoiced (and dated as of such date) and sent to the Account Debtor thereof concurrently with or not later than ten (10) Business Days after the shipment and delivery to said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto; (j) Accounts with respect to which possession and/or control of the goods sold giving rise thereto is held, maintained or retained by Borrower or any Subsidiary (or by any agent or custodian of Borrower or any Subsidiary) for the account of or subject to further and/or future direction from the Account Debtor thereof; (k) Accounts arising from a consignment sale, a “guaranteed sale”, a “sale on approval” or a “sale or return”; (l) Accounts as to which Lender, at any time or times hereafter, determines, in good faith, that the prospects of payment or performance by the Account Debtor is or will be impaired in any material respect; (m) [intentionally omitted]; (n) Accounts which are subject to any dispute, offset, counterclaim, discount (except for prompt payment discounts that do not exceed Two Percent (2%) of the invoice amount) or other claim or defense on the part of the Account Debtor or to any claim on the part of the Account Debtor contesting or denying liability under such Account; (o) Accounts with respect to which the Account Debtor is located in the State of New Jersey, the State of Minnesota or the State of West Virginia; provided, however, that such restriction shall not apply if the Borrower or the Subsidiary Guarantor, as applicable for such Accounts, (i) has filed and has effective (A) in respect of Account Debtors located in the State of New Jersey, a Notice of Business Activities Report with the State of New Jersey Division of Taxation for the then current year, (B) in respect of Account Debtors located in the State of Minnesota, a Minnesota Business Activity Report with the Minnesota Department of Revenue for the then current year or (C) in respect of Account Debtors located in the State of West Virginia, a West Virginia Business Activity Report with the West Virginia Department of Tax and Revenue for the then current year, as applicable, or (ii) is otherwise exempt from such reporting requirements under the laws of such State(s); (p) Accounts which are not subject to a first priority perfected security interest in favor of Lender; (q) Accounts which are Eligible Unbilled Accounts; and (r) Accounts which are not lawfully owned by the Borrower free and clear of any Lien (other than the Lien granted by Borrower in favor of Lender) and otherwise continues to be in full conformity with all representations and warranties made by Borrower to Lender with respect thereto in the Loan Documents.
                    Eligible Institution means (a) any Person that (i) is organized for the purpose of making equity or debt investments in one or more other Persons and (ii) is an Affiliate of Lender or Manager, (b) any Person that invests in, or extends credit pursuant to, commercial loans in the ordinary course of business or (c) any finance company, insurance company or other financial institution which temporarily warehouses Loans for Lender or any Person described in clauses (a) or (b) above.
                    Eligible Unbilled Accounts shall mean all Accounts owing to owing to Borrower or any Domestic Subsidiary which are less than ten (10) Business Days old following the shipment and delivery to the Account Debtor thereof of the goods giving rise thereto or the performance of the services giving rise thereto and for which an invoice has yet to be issued by Borrower or the applicable Domestic Subsidiary to such Account Debtor, but which otherwise meet all of the requirements of an Eligible Account (other than clauses (i) and (p) of the definition of Eligible Account).
                    Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or any Person or property.
                    Environmental Laws means all present or future federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to any matter arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including any of the foregoing relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, discharge, release, control or cleanup of any Hazardous Substance.
                    ERISA means the Employee Retirement Income Security Act of 1974, as amended.
                    Event of Default means any of the events described in Section 8.1.
                    Excess Cash means, with respect to Borrower and its Subsidiaries, the excess of (i) the combined cash and Cash Equivalent Investments of Borrower and such Subsidiaries (exclusive of cash required to cover then outstanding checks) over (ii) $2,000,000.
                    Excess Cash Flow means, with respect to each Fiscal Year, the EBITDA for such Fiscal Year, minus the sum, without duplication, of (i) scheduled repayments of principal of Term Loans and other Debt (other than Revolving Loans) of Borrower and the Subsidiaries (in respect of Debt permitted in accordance with Section 7.1) made during such Fiscal Year, (ii) voluntary prepayments of the Term Loans pursuant to Section 2.9.1 during such Fiscal Year, (iii) cash payments (not financed with the proceeds of Debt other than Revolving Loans) made in such Fiscal Year with respect to Capital Expenditures permitted under Section 7.14.4, (iv) all federal, state, local and foreign income taxes paid in cash by Borrower and the subsidiaries during such Fiscal Year or payable with respect to such Fiscal Year by any of them within 75 days after the last day of such Fiscal Year, (v) all Interest Expense in respect of such Debt permitted in accordance with Section 7.1 paid in cash by Borrower and the Subsidiaries during such Fiscal Year or payable with respect to such Fiscal Year by any of them within 30 days after the last day of such Fiscal Year, (vi) to the extent permitted under Section 7.4, management fees paid in cash to Manager and Staffing Holding LLC during such Fiscal Year or payable to Manager and Staffing Holding LLC with respect to such Fiscal Year within 30 days of the last day of such Fiscal Year, and (vii) the first $12,500,000.00 in Staffmark Integration Costs and other non-recurring restructuring charges, provided such Staffmark Integration Costs and non-recurring fees, expenses were incurred during the period from December 19, 2007 up to and including January 21, 2010.
                    Federal Funds Rate means, for any day, a rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the rate published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Lender, quoted for overnight Federal Funds transactions last arranged prior to such day.
                    Fiscal Quarter means a fiscal quarter of a Fiscal Year.
                    Fiscal Year means the fiscal year of Borrower and the Subsidiaries, which period shall be the 12-month period ending on December 31 of each year.
                    Fixed Charge Coverage Ratio means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum for such period of (i) all income taxes and tax distributions described in Section 7.4 paid by Borrower and the Subsidiaries within 75 days of the end of such period, (ii) all Capital Expenditures and (iii) management fees paid in cash to Manager and Staffing Holding LLC during such period or payable to Manager and Staffing Holding LLC within 30 days of the end of such period (other than management fees paid concurrent with either the Closing Date or the Staffmark Acquisition Date or, if in connection with the Closing or the Staffmark Acquisition, within 15 days after either such date) to (b) the sum for such period of (i) Interest Expense paid in cash by Borrower and the Subsidiaries, plus (ii) required payments of principal of Debt (including the Term Loans but excluding the Revolving Loans).
                    Foreign Subsidiary means any Subsidiary that is not incorporated or organized under the laws of a State within the United States of America or the District of Columbia.
                    FRB means the Board of Governors of the Federal Reserve System or any successor thereto.
                    Funded Debt means, as to any Person, all Debt of such Person that matures more than one year from the date of its creation (or is renewable or extendible, at the option of such Person, to a date more than one year from such date).
                    GAAP means generally accepted accounting principles in effect in the United States of America set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                    General Intangible has the meaning set forth in the Guarantee and Collateral Agreement.
                    Governmental Authority means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
                    Guarantee and Collateral Agreement means the Amended and Restated Guarantee and Collateral Agreement, dated as of the Closing Date, by each Loan Party (other than Borrower) in favor of Lender, as amended, restated or otherwise modified from time to time.
                    Hazardous Substances means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.
                    Hedging Obligation means, with respect to any Person, any liability of such Person under any interest rate, currency or commodity swap agreement, cap agreement or collar agreement, and any other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices. The amount of any Person’s obligation in respect of any Hedging Obligation shall be deemed to be the incremental obligation that would be reflected in the financial statements of such Person in accordance with GAAP.
                    Interest Expense means for any period the consolidated interest expense of Borrower and the Subsidiaries for such period (including all imputed interest on Capital Leases) and any additional payments required to be made under Section 2.6.2.
                    Interest Period means, as to any LIBOR Loan, the period commencing on the date such Loan is borrowed or continued as, or converted into, a LIBOR Loan and ending on the date one, two or three months thereafter, as selected by Borrower pursuant to Section 2.2.2 or 2.2.3, as the case may be; provided, that: (a) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day; (b) any Interest Period that begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; (c) Borrower may not select any Interest Period for a Revolving Loan which would extend beyond the scheduled Termination Date; and (d) Borrower may not select any Interest Period for a Term Loan if, after giving effect to such selection, the aggregate principal amount of all Term Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate principal amount of the Term Loans scheduled to be outstanding after giving effect to such repayment.
                    Inventory has the meaning set forth in the Guarantee and Collateral Agreement.
                    Investment means, with respect to any Person, (a) the purchase of any debt or equity security of any other Person, (b) the making of any loan or advance to any other Person, (c) becoming obligated with respect to a Contingent Obligation in respect of obligations of any other Person (other than travel and similar advances to employees in the ordinary course of business) or (d) the making of an Acquisition.
                    Investment Affiliate means, with respect to Manager, any fund or investment vehicle that (a) is organized by Manager for the purpose of making equity or debt investments in one or more companies and (b) is controlled by Manager. For purposes of this definition “control” means the power to direct or cause the direction of management and policies of a Person, whether by contract or otherwise.
                    IRC means the Internal Revenue Code of 1986, as amended.
                    Legal Costs means, with respect to any Person, (a) all reasonable fees and charges of any counsel (including counsel employed by such Person), accountants, auditors, appraisers, consultants and other professionals to such Person, and (b) all court costs and similar legal expenses.
                    Lender has the meaning set forth in the Preamble.
                    Letters of Credit has the meaning set forth in Section 2.12.1.
                    LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.
                    LIBOR Rate means, with respect to any LIBOR Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/10,000 of 1%) equal to (i) the offered rate for deposits in Dollars for the applicable Interest Period and for the amount of the applicable LIBOR Loan that appears on Telerate Page 3750 at 11:00 a.m. London time (or, if not so appearing, as published in the “Money Rates” section of The Wall Street Journal or another national publication selected by Lender) two Business Days prior to the first day of such Interest Period, divided by (ii) the sum of one minus the daily average during such Interest Period of the aggregate maximum reserve requirement (expressed as a decimal) then imposed under Regulation D of the FRB for “Eurocurrency Liabilities” (as defined therein).

                    Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, pledge, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.
                    Loan Documents means this Agreement, the Notes, the Maintenance Agreement, the Collateral Documents and all documents, instruments and agreements delivered in connection with the foregoing, all as amended, restated or otherwise modified from time to time.
                    Loan Party means Borrower and each Subsidiary.
                    Loans means Revolving Loans and Term Loans.
                    Madison Credit Facility means that certain Credit Agreement, originally dated as of November 21, 2006 and as amended through the date hereof, among Lender, as borrower, Madison Capital Funding LLC, as agent and lender, and the other lenders party thereto (as may from time to time be further amended, restated, supplemented or otherwise modified from time to time).
                    Maintenance Agreement means a Maintenance Agreement by and among each of Compass Group Diversified Holdings, LLC, as sponsor, the Borrower and the Lender, in the form attached hereto as Exhibit G, as the same may from time to time be amended, modified, extended, renewed or restated.
                    Maintenance Fixed Charge Coverage Ratio means, for any Fiscal Quarter, the ratio of: (a) the total of EBITDA for such Fiscal Quarter minus the sum of (i) all Accrued Cash Income Tax Expense during such Fiscal Quarter, (ii) all Capital Expenditures paid in cash during such Fiscal Quarter, (iii) management fees paid under the Management Agreements in cash during such Fiscal Quarter, (iv) Staffmark Integration Costs and other non-recurring restructuring charges paid in cash during such Fiscal Quarter, (v) capitalized costs paid in cash during such Fiscal Quarter incurred by or in respect of the services of the Special Committee of the Board of Directors of Borrower, and (vi) that portion, if any, of the Amendment Fee paid in cash during such Fiscal Quarter, plus any Sponsor Investments required to be made in respect of such Fiscal Quarter and paid in cash within 50 days after the last day of such Fiscal Quarter to (b) the sum of (i) Interest Expense paid in cash by Borrower and the Subsidiaries in such Fiscal Quarter (net of interest income received in cash during such Fiscal Quarter), plus (ii) required payments during such Fiscal Quarter of principal of the Term Loans under Sections 2.10.2 and 2.10.3 plus (iii) payments during such Fiscal Quarter of any Term Loan Voluntary Paydown Amounts; provided, however, the amount calculated for clause (a) above shall be increased by the excess, if any, of the cumulative amounts calculated under clause (a) of this definition for each prior Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2009 over the cumulative amounts calculated under clause (b) of this definition for each prior Fiscal Quarter commencing with the Fiscal Quarter ending June 30, 2009.
                    Management Agreements means (i) that certain Management Services Agreement, dated as of October 13, 2000 and as amended through the Closing Date, by and between Borrower (f/k/a Compass CS Inc.) and Compass Group Management LLC, as successor-in-interest to Kilgore Consulting II LLC pursuant to that certain Assignment and Assumption Agreement, dated as of May 16, 2006, by and between Kilgore Consulting II LLC and Compass Group Management LLC, and (ii) that certain Management Services Agreement, dated as of January 21, 2008, by and between Borrower and Staffing Holding LLC.
                    Manager means Compass Group Management LLC, a Delaware limited liability company.
                    Margin Stock means any “margin stock” as defined in Regulation T, U or X of the FRB.
                    Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of Loan Parties taken as a whole, (b) a material impairment of the ability of any Loan Party to perform any of its Obligations under any Loan Document or (c) a material adverse effect upon the rights and remedies of Lender under any Loan Document, the validity, perfection or priority of any Lien in favor of Lender on any substantial portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document.
                    Minimum EBITDA means, for each period set forth in the table set forth in Section 7.14.5, the amount set forth opposite such period under the heading Minimum EBITDA.
                    Mortgage means a mortgage, deed of trust, leasehold mortgage or similar instrument granting Lender a Lien on a real property interest of any Loan Party, each as amended, restated or otherwise modified from time to time.
                    Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any member of the Controlled Group may have any liability.
                    Net Cash Proceeds means:
                         (a) with respect to any Disposition, the aggregate cash proceeds (including cash proceeds received pursuant to policies of insurance and by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by any Loan Party pursuant to such Disposition net of (i) the reasonable direct costs relating to such Disposition (including sales commissions and legal, accounting and investment banking fees, commissions and expenses and, in the case of a Disposition of any asset, costs of preparing such asset for sale), (ii) any portion of such proceeds deposited in an escrow account pursuant to the documentation relating to such Disposition (provided that such amounts shall be treated as Net Cash Proceeds upon their release from such escrow account to the applicable Loan Party), (iii) taxes paid or reasonably estimated by Borrower to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iv) amounts required to be applied to the repayment of any Debt secured by a Lien prior to the Lien of Lender on the asset subject to such Disposition and

(v) with respect to any Disposition, all money actually applied within 180 days to repair, replace or reconstruct damaged property or property affected by loss, destruction, damage, condemnation, confiscation, requisition, seizure or taking, all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments; and
                         (b) with respect to any issuance of equity securities, the aggregate cash proceeds in excess of $250,000 per Fiscal Year received by Borrower or any Subsidiary pursuant to such issuance, net of the reasonable direct costs relating to such issuance (including reasonable sales and underwriter’s commission).
                    Non-Senior Debt means the Term B Loans plus any unsecured Debt of Borrower or a Subsidiary which has subordination terms, covenants, pricing and other terms which have been approved in writing by Lender.
                    Note means a promissory note substantially in the form of Exhibit D, as the same may be amended, restated or otherwise modified from time to time.
                    Obligations means all liabilities, indebtedness and obligations (monetary (including post-petition interest, allowed or not) or otherwise) of any Loan Party under this Agreement, any other Loan Document, any Collateral Document or any other document or instrument executed in connection herewith or therewith and all Hedging Obligations permitted hereunder which are owed to Lender or its Affiliates, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, liquidated or unliquidated, disputed or undisputed, legal or equitable, secured or unsecured, now or hereafter existing, or due or to become due, and whether or not a claim for any of the foregoing is allowed in whole or in part in any proceeding under the Bankruptcy Code with respect to any Loan Party.
                    Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by Borrower or any Subsidiary, as lessee, other than any Capital Lease.
                    Paid in Full means, with respect to any Obligations, (a) the payment in full in cash and performance of all such Obligations, and (b) the termination of all Commitments relating to such Obligations.
                    PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
                    Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

                    Permitted Management Fees means management or consulting fees payable pursuant to the terms of the Management Agreements in an aggregate amount not to exceed the amount equal to .15% of “gross revenues” (as such term is described in the Management Agreements) in any fiscal year provided that, for the Computation Period ending on the last day of the Fiscal Quarter immediately preceding payment of such fees, (i) the Senior Debt to EBITDA Ratio is not greater than 3.0:1.0 and (ii) the Total Debt to EBITDA Ratio is not greater than 4.0:1.0.
                    Permitted Transaction Services Fees means management or consulting fees payable to the Manager pursuant to the terms of transaction services agreements, if any, between Borrower and the Manager relating to the performance by the Manager of certain transaction-related services in connection with the acquisitions of target businesses by the Borrower or its Subsidiaries or dispositions of the Borrower’s or its Subsidiaries’ property or assets, which transaction services agreements shall contain market terms and conditions and will be approved by the Board of Directors of the Borrower and the nominating and corporate governance committee of Lender.
                    Person means any natural person, corporation, partnership, trust, limited liability company, association, Governmental Authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.
                    Pro Rata Revolving Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Person’s name on Annex I which corresponds to the Revolving Loan Commitment, which percentage shall be with respect to Revolving Loans outstanding if the Revolving Loan Commitment has terminated.
                    Pro Rata Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) obtained by dividing (a) the sum of (i) such Person’s Pro Rata Revolving Share of the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, such Person’s Pro Rata Revolving Share of the Revolving Loans outstanding), (ii) such Person’s Pro Rata Term A Loan Share of the Term A Loans) and (iii) such Person’s Pro Rata Term B Loan Share of the Term B Loans, by (b) the Total Loan Commitment.
                    Pro Rata Term A Loan Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Person’s name on Annex I which corresponds to the Term A Loans.
                    Pro Rata Term B Loan Share means, with respect to Lender or any Assignee, the applicable percentage (as adjusted from time to time in accordance with the terms hereof) specified opposite such Person’s name on Annex I which corresponds to the Term B Loans.
                    Required Equity Contributions means equity contributions from one or more of the stockholders of Borrower aggregating not less than $35,000,000.
                    Revolving Loan Commitment means, as reduced from time to time pursuant to the terms hereof, as of the Closing Date, $67,500,000 plus such additional amounts, if any, that

Lender may, in its sole discretion, from time to time commit to advance as Revolving Loans in connection with one or more Acquisitions; provided, however, that no advance in respect of any such additional Revolving Loan Commitment shall exceed that amount that would cause either the Senior Debt to EBITDA Ratio to be greater than 3.5:1.0 or the Total Debt to EBITDA Ratio to be greater than 4.5:1.0, with both such ratios being calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.
                    Revolving Loans has the meaning set forth in Section 2.1.1.
                    Senior Debt means, as of any day, the Revolving Loans, to the extent outstanding at the end of such day, plus the aggregate principal amount of the Term A Loans outstanding at the end of such day, plus all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker’s acceptances, if any, issued for the account of Borrower and outstanding at the end of such day.
                    Senior Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (i) Senior Debt as of such day to (ii) EBITDA for the Computation Period ending on such day.
                    Sponsor Investments means equity contributions required to be made to the Borrower under the Maintenance Agreement.
                    Staffmark Acquisition means the acquisition by Borrower of Staffmark Investment LLC and its Subsidiaries pursuant to the Staffmark Acquisition Agreement.
                    Staffmark Acquisition Agreement means that certain Purchase Agreement, dated as of December 19, 2007, by and among Staffing Holding LLC, as seller, Staffmark Investment LLC, CBS Personnel Holdings, Inc., as buyer, and the other Persons party thereto.
                    Staffmark Acquisition Date means January 21, 2008.
                    Staffmark Integration Costs means those non-recurring fees, costs and expenses incurred by Borrower and its Subsidiaries in order to integrate the business and operations of Staffmark Investment LLC and its Subsidiaries into Borrower’s business and operation, relocate the corporate headquarters functions of Staffmark Investment LLC and consolidate certain offices and operations, including consulting and professional fees, travel expenses, duplicative payroll costs, retention bonuses, severance payments and leases expenses incurred to close offices.
                    Stock Subscription Agreements means subscription agreements by one or more stockholders of the Company pursuant to which such stockholders subscribe for, in the aggregate, not less than $35,000,000 of equity capital of Borrower and otherwise reasonably acceptable to Lender with a commitment to close thereon on or before May 30, 2009.

                    Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding shares or other equity interests as to have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiary or Subsidiaries herein shall be a reference to Subsidiary or Subsidiaries of Borrower.
                    Target EBITDA Amount means, for each period set forth in the table set forth in Section 7.14.5, the amount set forth opposite such period under the heading Target EBITDA Amount.
                    Term A Loan Commitment means, as of the Closing Date, $47,535,620, plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term A Loans in connection with one or more Acquisitions; provided, however, that no such additional Term A Loan Commitment shall exceed that amount that would cause either the Senior Debt to EBITDA Ratio to be greater than 3.5:1.0 or the Total Debt to EBITDA Ratio to be greater than 4.5:1.0, with both such ratios being calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.
                    Term A Loan Maturity Date means January 21, 2014 or such earlier date on which the Commitments terminate pursuant to Section 8.
                    Term A Loans means the principal amount outstanding from time to time of loans from Lender to Borrower pursuant to the Term A Loan Commitment.
                    Term B Loan Commitment means $40,000,000, plus such additional amounts, if any, that Lender may, in its sole discretion, from time to time advance as Term B Loans in connection with one or more Acquisitions; provided, however, that no such additional Term B Loan Commitment shall exceed that amount that would cause either the Senior Debt to EBITDA Ratio to be greater than 3.5:1.0 or the Total Debt to EBITDA Ratio to be greater than 4.5:1.0, with both such ratios being calculated as of the last day of the Fiscal Quarter immediately proceeding the Fiscal Quarter in which such additional amount is to be advanced and on a pro forma basis based on EBITDA for the Computation Period as if the applicable Acquisition had been consummated on the calculation date, with such adjustments thereto as may be determined necessary or appropriate by Lender.
                    Term B Loan Maturity Date means January 21, 2014 or such earlier date on which the Commitments terminate pursuant to Section 8.
                    Term B Loans means the principal amount outstanding from time to time of loans from Lender to Borrower pursuant to the Term B Loan Commitment.
                    Term Loan Voluntary Paydown Amount means the aggregate of all voluntary prepayments, if any, made after the Closing Date pursuant to Section 2.9.1 with respect to which

Borrower requests in the applicable Voluntary Prepayment Notice that such prepayment increase the maximum Stated Amount of Letters of Credit.
                    Term Loans means the Term A Loans and the Term B Loans, collectively.
                    Termination Date means January 21, 2014 or such earlier date on which the Revolving Loan Commitment terminates pursuant to Section 2.9 or Section 8.
                    Total Debt means, as of any day, all Debt (other than Debt described in clause (g) of the definition thereof and Debt of any Loan Party to another Loan Party) of Borrower and the Subsidiaries at the end of such day, determined on a consolidated basis.
                    Total Debt to EBITDA Ratio means, as of the last day of any Fiscal Quarter, the ratio of (a) Total Debt as of such day to (b) EBITDA for the Computation Period ending on such day.
                    Total Loan Commitment means at any date of determination, the sum of (i) the Revolving Loan Commitment (or if the Revolving Loan Commitment has terminated, the Revolving Loans then outstanding) at the end of such date plus (ii) the outstanding principal balance of the Term Loans at the end of such date.
                    Voluntary Prepayment Notice has the meaning set forth in Section 2.9.1.
                    Wholly-Owned Subsidiary means, as to any Person, another Person all of the equity interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person. Unless the context otherwise requires, each reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries herein shall be a reference to Wholly-Owned Subsidiary or Wholly-Owned Subsidiaries of Borrower.
     1.2 Interpretation.
                    In the case of this Agreement and each other Loan Document, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) Annex, Exhibit, Schedule and Section references are to such Loan Document unless otherwise specified; (c) the term “including” is not limiting and means “including but not limited to”; (d) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (e) unless otherwise expressly provided in such Loan Document, (i) references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation; (f) this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, all of which are cumulative and each shall be performed in accordance with its terms; (g) this Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to Lender, Borrower and the other parties thereto and are the products of all parties; accordingly, they shall not be construed against Lender merely because of Lender’s involvement in their preparation; and (h) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”
Section 2. Credit Facilities.
     2.1 Commitments; Loans.
                    On and subject to the terms and conditions of this Agreement, Lender agrees as follows:
          2.1.1 Revolving Loan Commitments.
                    Lender will make loans to Borrower on a revolving basis (“Revolving Loans”) from time to time and Borrower may repay such loans from time to time until the Termination Date in such amounts as Borrower may request from Lender; provided, that after giving effect to such Revolving Loans, the Revolving Loans outstanding will not at any time exceed the Revolving Loan Commitment or, if less, the Borrowing Availability.
          2.1.2 Term Loans.
                    As of the Closing Date, (a) the principal amount of Term A Loans outstanding is the Term A Loan Commitment amount, and (b) the principal amount of Term B Loans outstanding is the Term B Loan Commitment amount. The Lender shall have no obligation to make Term Loans after the Closing Date. Term Loans which are repaid or prepaid by Borrower, in whole or in part, may not be re-borrowed.
     2.2 Loan Procedures.
          2.2.1 Loan Types.
     Each Loan shall be either a Base Rate Loan or a LIBOR Loan, as Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3. Base Rate Loans and LIBOR Loans may be outstanding at the same time, provided that not more than three different Interest Periods shall exist among outstanding LIBOR Loans at any one time. All borrowings, conversions and repayments of Revolving Loans shall be effected so that Lender and each Assignee will have a ratable share (according to its Pro Rata Revolving Share) of all Revolving Loans and all Interest Periods of LIBOR Loans. Notwithstanding the foregoing or any other provision of this Agreement, Borrower may not make, and Lender shall not be obligated to fund, more than two (2) Revolving Loan borrowings during any single calendar week; provided, however, Borrower may from time to time request additional Revolving Loan borrowings for emergency funding purposes and Lender shall use its best efforts to fund such emergency Revolving Loan borrowings.

          2.2.2 Borrowing.
                    Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed borrowing of a Revolving Loan not later than (a) in the case of a Base Rate borrowing, 1:00 p.m. New York City time at least two (2) Business Days prior to the proposed date of such borrowing, and (b) in the case of a LIBOR borrowing, 1:00 p.m. New York City time at least four (4) Business Days prior to the proposed date of such borrowing. Each such notice shall be effective upon receipt by Lender, shall be irrevocable, and shall specify, in the form of a Borrowing Notice, the date, amount and type of borrowing and, in the case of LIBOR borrowing, the initial Interest Period therefor. So long as Borrower’s request is timely made and the conditions precedent set forth in Section 4 with respect to such borrowing have been satisfied, Lender shall pay over the proceeds of such borrowing request to Borrower on the requested borrowing date. Each borrowing shall be on a Business Day. Each Base Rate borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof, and each LIBOR borrowing shall be in an aggregate amount of $250,000 or of any integral multiple of $50,000 in excess thereof.
          2.2.3 Conversion; Continuation.
               (a) Subject to Section 2.2.1, Borrower may, upon irrevocable written notice to Lender in accordance with clause (b) below, elect (i) as of any Business Day, to convert any Loans (or any part thereof in an aggregate amount of not less than $250,000 or a higher integral multiple of $50,000) into Loans of the other type or (ii) as of the last day of the applicable Interest Period, to continue any LIBOR Loans having Interest Periods expiring on such day (or any part thereof in an aggregate amount not less than $250,000 or a higher integral multiple of $50,000) for a new Interest Period; provided, that any conversion of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall be subject to Section 3.
               (b) Borrower shall give written or telephonic notice (followed immediately by written confirmation thereof) to Lender of each proposed conversion or continuation not later than (i) in the case of conversion into Base Rate Loans, 1:00 p.m. New York City time at least one Business Day prior to the proposed date of such conversion and (ii) in the case of conversion into or continuation of LIBOR Loans, 1:00 p.m. New York City time at least four Business Days prior to the proposed date of such conversion or continuation, specifying in each case in the form of a Conversion/Continuation Notice: (A) the proposed date of conversion or continuation; (B) the aggregate amount of Loans to be converted or continued; (C) the type of Loans resulting from the proposed conversion or continuation; and (D) in the case of conversion into, or continuation of, LIBOR Loans, the duration of the requested Interest Period therefor.
               (c) If upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to select timely a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans effective on the last day of such Interest Period.

     2.3 [Reserved]
     2.4 Certain Conditions.
                    Notwithstanding any other provision of this Agreement, Lender shall not have an obligation to make any Loan, or to permit the continuation of any expiring LIBOR Loan as a LIBOR Loan, or to permit any conversion into any LIBOR Loans, if an Event of Default or Default exists.
     2.5 Loan Accounting.
          2.5.1 Recordkeeping.
                    Lender shall record in its records the date and amount of each Loan made and each repayment or conversion thereof and, in the case of each LIBOR Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall be rebuttably presumptive evidence of the principal amount of the Loans owing and unpaid. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the Obligations of Borrower hereunder or under any Note to repay the principal amount of the Loans hereunder, together with all interest accruing thereon.
     2.6 Interest.
          2.6.1 Interest Rates.
                    Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows: (a) at all times which such Loan is a Base Rate Loan, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus the Applicable Margin; and (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the LIBOR Rate applicable to each Interest Period for such Loan plus the Applicable Margin; provided, that (i) at any time an Event of Default exists, if requested by Lender, the Applicable Margin corresponding to each Loan shall be increased by two percentage points per annum (and, in the case of Obligations not subject to an Applicable Margin, such Obligations shall bear interest at the Base Rate applicable to Revolving Loans plus the Applicable Margin plus two percentage points per annum), (ii) any such increase may thereafter be rescinded by Lender, and (iii) upon the occurrence of an Event of Default under Section 8.1.1 or 8.1.3, any such increase described in the foregoing clause (i) shall occur automatically. In no event shall interest payable by Borrower to Lender hereunder exceed the maximum rate permitted under applicable law, and if any such provision of this Agreement is in contravention of any such law, such provision shall be deemed modified to limit such interest to the maximum rate permitted under such law.
          2.6.2 Additional Interest.
                    Subject to the last sentence of Section 2.6.1, Borrower promises to pay for each period during which the financial covenant set forth in Section 7.14.5 applies, promptly upon determining the amount of any such payment, that amount, if any, that is equal to the greater of

(i) the excess of the Target EBITDA Amount for such period over actual EBITDA for such period multiplied by 0.25, and (ii) $50,000; provided, however, no such payment shall be required for a period unless actual EBITDA for such period is equal to or greater than Minimum EBITDA for such period but less than the Target EBITDA Amount for such period.
          2.6.3 Interest Payment Dates.
                    Accrued interest on each Base Rate Loan shall be payable in arrears on the first day of each calendar month and at maturity in cash. Accrued interest on each LIBOR Loan shall be payable (a) on the last day of each Interest Period relating to such Loan, (b) upon a prepayment of such Loan in accordance with Section 2.9 and (c) at maturity in cash. After maturity and at any time an Event of Default exists, all accrued interest on all Loans shall be payable in cash on demand at the rates specified in Section 2.6.1.
          2.6.4 Setting and Notice of LIBOR Rates.
                    The applicable LIBOR Rate for each Interest Period shall be determined by Lender, and notice thereof shall be given by Lender promptly to Borrower. Each determination of the applicable LIBOR Rate by Lender shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. Lender shall, upon written request of Borrower, deliver to Borrower a statement showing the computations used by Lender in determining any applicable LIBOR Rate hereunder.
          2.6.5 Computation of Interest.
                    Interest shall be computed by Lender for the actual number of days elapsed on the basis of a year of (a) 365/366 days for interest calculated at the Base Rate and (b) 360 days for interest calculated at the LIBOR Rate. The applicable interest rate for each Base Rate Loan shall change simultaneously with each change in the Base Rate. Lender shall determine each interest rate applicable to the Loans and its determination thereof, and its computation of interest thereon, shall be conclusive in the absence of manifest error.
     2.7 Fees.
          2.7.1 Commitment Fee.
                    For the period from the Closing Date to the Termination Date, Borrower agrees to pay to Lender a Commitment Fee equal to the Applicable Margin multiplied by the amount by which the Revolving Loan Commitment exceeds the average daily Revolving Loans outstanding. The Commitment Fee shall be payable in arrears on the first day of each calendar quarter and on the Termination Date for any period then ending for which the Commitment Fee shall not have previously been paid. The Commitment Fee shall be computed by Lender for the actual number of days elapsed on the basis of a year of 360 days.
          2.7.2 Additional Commitment Fees.
                    Borrower agrees to pay to Lender on each date, if any, on which (i) additional Term A Loan commitments are made (or additional Term A Loans advanced) or Revolving Loan commitments are made after the Closing Date an amount equal to 1.0% multiplied by the amount of each such post-Closing Date advance or commitment, and (ii) additional Term B Loan commitments are made) after the Closing Date an amount equal to 2.0% multiplied by the amount of each such post-Closing Date commitment.
          2.7.3 [Reserved]
          2.7.4 Letter of Credit Fee.
                    Borrower agrees, promptly upon being invoiced by Lender (but no more frequently than quarterly), to reimburse Lender for all fees and expenses paid by Lender under the Madison Credit Facility in respect of letters of credit issued thereunder for the benefit and at the request of Borrower; provided, however, such fees and expenses shall not exceed the sum of (i) that amount that equals the “Applicable Margin” in effect from time to time under the Madison Credit Facility for Revolving Loans under the Madison Credit Facility which are LIBOR rate loans multiplied by the aggregate stated amount of all such letters of credit then outstanding, where such fee is computed for the actual number of days elapsed on the basis of a year of 360 days, plus (ii) with respect to each such letter of credit, (a) such fees and expenses as the issuing lender customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations and (b) a letter of credit fronting fee in the amount and at the times agreed to by Lender and the issuing lender not to exceed 0.25% per annum; and provided further, however, that Borrower’s reimbursement obligation with respect to clauses (i) and (ii)(b) above shall not exceed 4.25% of the aggregate stated amount of all letters of credit outstanding.
     2.8 Commitment Reduction.
          2.8.1 Voluntary Reduction or Termination of Revolving Loan Commitment.
                    Borrower may from time to time on at least five Business Days’ prior written notice received by Lender permanently reduce the Revolving Loan Commitment to an amount not less than the Revolving Loans. Any such reduction shall be in an amount not less than $500,000 or a higher integral multiple of $100,000. Concurrently with any reduction of the Revolving Loan Commitment to zero, Borrower shall pay all interest on the Revolving Loans and all commitment fees.
     2.9 Prepayment.
          2.9.1 Voluntary Prepayment.
                    Borrower may from time to time, on at least one Business Day’s written notice or telephonic notice (if a telephonic notice, followed immediately by written confirmation thereof), which notice and confirmation (each a “Voluntary Prepayment Notice”) shall specify that Borrower is electing to voluntarily prepay the Term Loans pursuant to this Section 2.9.1 and that portion, if any, of such prepayment that will constitute a Term Loan Voluntary Paydown Amount, to Lender not later than 1:00 p.m. New York City time on such day, prepay the Term Loans in whole or in part; provided that Borrower may not prepay all or any portion of the Term B Loans if, either immediately prior to or after giving effect to any such prepayment, any portion of the Revolving Loans or Term A Loans are outstanding. Such notice to Lender shall specify the Loans to be prepaid and the date and amount of prepayment. Any such partial prepayment shall be in an amount equal to $500,000 or a higher integral multiple of $100,000. All prepayments of Term Loans pursuant to this Section 2.9.1 shall be applied pursuant to Section 2.9.3. No such prepayments shall reduce or otherwise be applied to the repayments required to be made pursuant to Section 2.10.2 or Section 2.10.3.
          2.9.2 Mandatory Prepayment.
               (a) Subject to Section 2.9.2(c), Borrower shall prepay, first, the Term A Loans until Paid in Full, second, the Term B Loans until Paid in Full (in each case in the inverse order of maturity to the remaining installments thereof), and third, the Revolving Loans until Paid in Full, at the following times and in the following amounts:
          (i) within ten (10) Business Days of the receipt by Borrower or any Subsidiary of any Net Cash Proceeds from any Disposition, in an amount equal to such Net Cash Proceeds;
          (ii) within ten (10) Business Days of the receipt by Borrower or any Subsidiary of any Net Cash Proceeds from any issuance of its equity securities (other than equity securities that are issued pursuant to Section 7.11(a)) or the issuance of Debt (other than Debt permitted by Section 7.1), in an amount equal to such Net Cash Proceeds; and
          (iii) within 90 days after the end of each Fiscal Year (commencing with Fiscal Year 2006), in an amount equal to the ECF Percentage of Excess Cash Flow for such Fiscal Year.
               (b) If on any day the Revolving Loans then outstanding exceed Borrowing Availability, whether pursuant to a reduction of the Revolving Loan Commitment pursuant to Section 2.8.1 or otherwise, Borrower shall immediately prepay Revolving Loans in an amount sufficient to eliminate such excess.
               (c) Notwithstanding Section 2.9.2(a), on each Monday during the term of the Revolving Loan Commitment and for so long as there are Revolving Loans outstanding, Borrower shall prepay the Revolving Loans until the outstanding amount thereof is reduced to zero in an amount equal to the Excess Cash at the time of such payment. Payments pursuant to this Section 2.9.2(c) shall not result in a reduction in the Revolving Loan Commitment.
               (d) If upon receipt of any Sponsor Investment there are Revolving Loans then outstanding, Borrower shall immediately prepay Revolving Loans with the proceeds of such Sponsor Investment until the outstanding amount of Revolving Loans is reduced to zero.
          2.9.3 All Prepayments.
               (a) Any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 3. All prepayments of a Loan shall be applied first to that portion of such

Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order of Interest Period maturities. All prepayments of Term Loans shall be applied first to Term A Loans until Paid in Full and then to Term B Loans and, in each case, in the inverse order of maturity to the remaining installments thereof.
               (b) Borrower shall give written notice or telephonic notice (followed immediately by written confirmation thereof) to Lender not later than 1:00 p.m. New York City time at least one Business Day prior to each mandatory prepayment pursuant to clause (a) of Section 2.9.2.
     2.10 Repayment.
          2.10.1 Revolving Loans.
                    The Revolving Loans shall be paid, for the account of Lender and any Assignee according to its respective Pro Rata Revolving Share, in full on the Termination Date.
          2.10.2 Term A Loans.
                    The Term A Loans shall be subject to quarterly amortization in the principal amount of $2,000,000, with each such quarterly amount being due and payable on the last day of each Fiscal Quarter, commencing June 30, 2009 and continuing to the Term A Loan Maturity Date, on which date the then outstanding Term A Loans shall be paid in full.
          2.10.3 Term B Loans.
                    The Term B Loans shall be subject to quarterly amortization in the principal amount of $250,000, with each such quarterly amount being due and payable on the last day of each Fiscal Quarter, commencing June 30, 2009 and continuing to the Term B Loan Maturity Date, on which date the then outstanding Term B Loans shall be paid in full.
     2.11 Payment.
          2.11.1 Making Payments.
                    All payments of principal of or interest on the Notes, and of all fees, shall be made by Borrower to Lender without setoff, recoupment or counterclaim and in immediately available funds by wire transfer initiated by Borrower by not later than 1:00 p.m. New York City time on the date due. Any such wire of funds not received by Lender prior to 2:00 p.m. New York City time shall be deemed to have been received by Lender on the following Business Day.
          2.11.2 Application of Payments and Proceeds.
               (a) Except as set forth in Section 2.9.2 and Section 2.9.3, and subject to the provisions of Sections 2.11.2(b) and 2.11.2(c) below, each payment of principal shall be applied to such Loans as Borrower shall direct by notice to be received by Lender on or before the date of such payment or, in the absence of such notice, as Lender shall determine in its discretion.

               (b) If an Acceleration Event shall have occurred and be continuing, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the Obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in the following order:
          (i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), until Paid in Full;
          (ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;
          (iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;
          (iv) FOURTH, to the payment of all principal of the Loans, other than Term B Loans, due and owing until Paid in Full;
          (v) FIFTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, until Paid in Full;
          (vi) SIXTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term B Loans until Paid in Full;
          (vii) SEVENTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;
          (viii) EIGHTH, to the payment of all principal of Term B Loans due and owing until Paid in Full; and
          (ix) NINTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.
               (c) If an Event of Default shall have occurred and be continuing but an Acceleration Event shall not exist, notwithstanding anything herein or in any other Loan Document to the contrary, Lender shall apply all or any part of payments in respect of the obligations and proceeds of Collateral, in each case as received by Lender, to the payment of the Obligations in such order as Lender may elect. In the absence of a specific determination by Lender, payments in respect of the Obligations and proceeds of Collateral received by Lender shall be applied in the following order:
          (i) FIRST, to the payment of all fees, costs, expenses and indemnities due and owing to Lender under this Agreement or any other Loan Document, and any other Obligations owing to Lender in respect of sums advanced by Lender to preserve or protect the Collateral or to preserve or protect its security interest in the Collateral (whether or not such Obligations are then due and owing to Lender), until Paid in Full;

          (ii) SECOND, to the payment of all fees, costs, expenses and indemnities due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;
          (iii) THIRD, to the payment of all accrued and unpaid interest due and owing to Lender, other than in respect of Term B Loans, until Paid in Full;
          (iv) FOURTH, to the payment of all principal of the Loans, other than Term B Loans, then due and owing until Paid in Full;
          (v) FIFTH, to the payment of Revolving Loans not then due and owing until Paid in Full;
          (vi) SIXTH, to the payment of all other Obligations owing to Lender, other than Obligations owing in respect of Term B Loans, until Paid in Full;
          (vii) SEVENTH, to the payment of all fees, costs, expenses and indemnities due and owing to Lender in respect of Term Loans until Paid in Full;
          (viii) EIGHTH, to the payment of all accrued and unpaid interest due and owing to Lender in respect of Term B Loans until Paid in Full;
          (ix) NINTH, to cash collateralize Obligations consisting of Term B Loans not yet due and owing until Paid in Full; and
          (x) TENTH, to the payment of all other Obligations owing to Lender in respect of Term B Loans until Paid in Full.
          2.11.3 Payment Dates.
                    If any payment of principal or interest with respect to any of the Loans, or of any fees, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business Day (unless, in the case of a LIBOR Loan, such immediately following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day) and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.
          2.11.4 Set-off.
                    Borrower agrees that Lender and its Affiliates have all rights of set-off and bankers’ lien provided by applicable law, and in addition thereto, Borrower agrees that at any time an Event of Default has occurred and is continuing, Lender may apply to the payment of any Obligations of Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter with Lender.
     2.12 Letters of Credit.
          2.12.1 At the request of Borrower, Lender will issue (or will cause to be issued under the Madison Credit Facility) from time to time before the date which is 30 days prior to the

Termination Date either (at Lender’s election) (a) letters of credit and/or (b) participation agreements confirming payment to issuers (reasonably acceptable to Lender) of standby letters of credit, in each case for the account of Borrower or any Subsidiary and containing terms and conditions which are consistent with this Agreement and reasonably satisfactory to Lender (each such participation agreement, a “Letter of Credit”). After giving effect to each such issuance, the aggregate Stated Amount of all Letters of Credit (whether issued pursuant to this Agreement or under the Madison Credit Facility) shall not at any time exceed $70,000,000 plus the aggregate Term Loan Voluntary Paydown Amount, if any, as of such time. “Stated Amount” means, with respect to any Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances, plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.
          2.12.2 Borrower shall give notice to Lender of the proposed issuance of each Letter of Credit on a Business Day which is at least fifteen (15) Business Days (or such lesser number of days as Lender shall agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit application in form acceptable to Lender, duly executed by Borrower, together with such other documentation as Lender may request in support thereof, it being understood that each Letter of Credit application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, and the expiration date of such Letter of Credit (which shall not be later than the 30 days prior to the scheduled Termination Date). So long as Lender has not received written notice that the conditions precedent set forth in Section 4.2 have not been satisfied, Lender shall issue (or cause to be issued) such Letter of Credit on the requested issuance date.
          2.12.3 Borrower hereby unconditionally and irrevocably agrees to reimburse Lender for each payment or disbursement made by Lender under any Letter of Credit honoring any demand for payment made thereunder, in each case on the date that such payment or disbursement is made. Lender shall promptly notify Borrower whenever any demand for payment is made under any Letter of Credit; provided, that the failure of Lender to so notify Borrower shall not affect the rights of Lender in any manner whatsoever. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that Lender is reimbursed by Borrower therefor, payable on demand, at the interest rate per annum from time to time in effect for Revolving Loans which are Base Rate Loans.
          2.12.4 Borrower’s reimbursement obligations hereunder shall be irrevocable and unconditional under all circumstances, including (i) any lack of validity or enforceability of any Letter of Credit, this Agreement or any other Loan Document, (ii) the existence of any claim, set-off, defense or other right which any Loan Party may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), Lender or any other Person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Loan Party and the beneficiary named in any Letter of Credit), (iii) the validity, sufficiency or genuineness of any document which Lender (or, as applicable, the issuer of any underlying letter of credit) has determined complies on its face with the terms of the applicable Letter of Credit (or, if applicable, underlying letter of credit), even if such document should later prove to have been forged, fraudulent, invalid or insufficient in any respect or any statement therein shall have been untrue or inaccurate in any respect, or (iv) the surrender or impairment of any security for the performance or observance of any of the terms hereof.
          2.12.5 If an Event of Default has occurred and is continuing, if requested in writing by Lender, Borrower shall immediately cash collateralize in full all the Letters of Credit in a manner acceptable to Lender.
Section 3. Yield Protection.
     3.1 Taxes.
               (a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp, documentary, property or franchise taxes and other taxes, fees, duties, levies, withholdings or other charges of any nature whatsoever imposed by any taxing authority, excluding taxes imposed on or measured by Lender’s net income by the jurisdiction under which Lender is organized or conducts business (all non-excluded items being called “Taxes”). If any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then Borrower will: (i) pay directly to the relevant authority the full amount required to be so withheld or deducted; (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority; and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. If any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalty, interest or expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
               (b) If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.
               (c) Each Assignee that (i) is organized under the laws of a jurisdiction other than the United States of America and (ii) becomes an assignee of an interest under this Agreement under Section 9.8.1 after the Closing Date (unless such Person was already a Lender hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Lender one or more (as Borrower or Lender may reasonably request) Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the United States Internal Revenue Service certifying as to such Person’s entitlement to exemption from withholding or deduction of Taxes. Borrower shall not be required to pay additional amounts to any Person pursuant to this Section 3.1 to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Person or Lender to comply with this paragraph.
     3.2 Increased Cost.
               (a) If, after the Closing Date, the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose on Lender any other condition affecting its LIBOR Loans, its Note or its obligation to make LIBOR Loans; and the result of anything described above is to increase the cost to (or to impose a cost on) Lender of making or maintaining any LIBOR Loan, or to reduce the amount of any sum received or receivable by Lender under this Agreement or under its Note with respect thereto, then upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay directly to Lender such additional amount as will compensate Lender for such increased cost or such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
               (b) If Lender shall reasonably determine that any change in, or the adoption or phase-in of, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or the compliance by Lender or any Person controlling Lender with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on Lender’s or such controlling Person’s capital as a consequence of Lender’s obligations hereunder to a level below that which Lender or such controlling Person could have achieved but for such change, adoption, phase-in or compliance (taking into consideration Lender’s or such controlling Person’s policies with respect to capital adequacy) by an amount deemed by Lender or such controlling Person to be material, then from time to time, upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail), Borrower shall pay to Lender such additional amount as will compensate Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is 180 days prior to the date on which Lender first made demand therefor; provided, that if the event giving rise to such costs or reductions has retroactive effect, such 180 day period shall be extended to include the period of retroactive effect.
     3.3 Inadequate or Unfair Basis.
                    If Lender reasonably determines (which determination shall be binding and conclusive on Borrower) that, by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate, then Lender shall promptly notify the Borrower thereof and, so long as such circumstances shall continue, (a) Lender shall be under no obligation to make or convert any Base Rate Loans into LIBOR Loans and (b) on the last day of the current Interest Period for each LIBOR Loan, such Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan.
     3.4 Change in Law.
                    If any change in, or the adoption of any new, law or regulation, or any change in the interpretation of any applicable law or regulation by any governmental or other regulatory body charged with the administration thereof, would make it (or in the good faith judgment of Lender cause a substantial question as to whether it is) unlawful for Lender to make, maintain or fund LIBOR Loans, then Lender shall promptly notify each of the other parties hereto and, so long as such circumstances shall continue, (a) Lender shall have no obligation to make or convert any Base Rate Loan into a LIBOR Loan (but shall make Base Rate Loans in each case in an amount equal to the amount of LIBOR Loans which would be made or converted into by Lender at such time in the absence of such circumstances) and (b) on the last day of the current Interest Period for each LIBOR Loan of Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such LIBOR Loan shall, unless then repaid in full, automatically convert to a Base Rate Loan. Each Base Rate Loan made by Lender which, but for the circumstances described in the foregoing sentence, would be a LIBOR Loan shall remain outstanding for the period corresponding to the Interest Period originally applicable to such LIBOR Loan absent such circumstances.
     3.5 Funding Losses.
                    Borrower hereby agrees that upon demand by Lender (which demand shall be accompanied by a statement setting forth the basis for the amount being claimed), Borrower will indemnify Lender for any loss, cost, liability, funding loss, or expense (in each case whether by reason of any reduction in yield, the liquidation or reemployment of any deposit or other funds acquired by the Lender, the fixing of any interest rate payable on LIBOR Loans, or otherwise) incurred directly or indirectly as a result of (a) any payment of any Obligation bearing a rate based upon the LIBOR Rate other than on the last day of the applicable LIBOR Interest Period for such Obligation, (b) any failure by Borrower to borrow an Obligation on the date specified in Borrower’s written notice of intention to borrow such Obligation at a rate based upon the LIBOR Rate, (c) any failure by Borrower to pay an Obligation bearing a rate based upon the LIBOR Rate on any date for payment specified in Borrower’s written notice of intention to pay such Obligation, or (d) other event pursuant to which a LIBOR Rate Loan is converted to a Base Rate Loan.
     3.6 Conclusiveness of Statements; Survival.
                    Determinations and statements of Lender pursuant to this Section 3 shall be conclusive absent demonstrable error. Lender may use reasonable averaging and attribution methods in determining compensation under this Sections 3 and the provisions of such Sections shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement.

Section 4. Conditions Precedent.
     4.1 Conditions Precedent to Execution of this Agreement.
                    Execution of this Agreement by Lender is subject to the following conditions precedent, each of which shall be satisfactory in all respects to Lender:
          4.1.1 Availability.
                    Assuming the Required Equity Contributions and payment of the Debt to be Repaid were to occur on the Closing Date, Borrowing Availability shall exceed the Revolving Loans outstanding on the Closing Date by at least $10,000,000.
          4.1.2 Required Equity Contributions; Debt to be Repaid.
                    The Required Equity Contributions, or commitments with respect thereto satisfactory to Lender, have been (or concurrently with the Closing will be) received and the Debt to be Repaid, upon receipt of the Required Equity Contributions, will be Paid in full.
          4.1.3 Fees.
                    Borrower shall have paid all fees, costs and expenses due and payable under this Agreement and the other Loan Documents on the Closing Date, including an amendment fee payable to the Lender in the amount of $250,000 (the “Amendment Fee”).
          4.1.4 Delivery of Loan Documents.
                    Borrower shall have delivered the following documents in form and substance satisfactory to Lender (and, as applicable, duly executed by each Loan Party a party thereto and dated the Closing Date or an earlier date satisfactory to Lender):
               (a) Agreement. This Agreement.
               (b) Note. The Note in favor of Lender representing the Loans.
               (c) Collateral Documents. The Guarantee and Collateral Agreement, all other Collateral Documents, and all instruments, documents, certificates and agreements executed or delivered pursuant thereto (including intellectual property assignments and pledged Collateral, with undated irrevocable transfer powers executed in blank).
               (d) Maintenance Agreement. A fully-executed copy of the Maintenance Agreement and of any pledge agreement, guaranty or other document, instrument or agreement delivered in connection with the Maintenance Agreement.
               (e) Subscription Agreements. A fully-executed copy of each Stock Subscription Agreement.
               (f) Authorization Documents. For each Loan Party and sponsor-party to the Maintenance Agreement, such Person’s (i) charter (or similar formation document), certified by the appropriate Governmental Authority, (ii) good standing certificates in its state of incorporation (or formation) and in each other state requested by Lender, (iii) bylaws (or similar governing document), (iv) resolutions of its board of directors (or similar governing body) approving and authorizing such Person’s execution, delivery and performance of the Loan Documents to which it is party and the transactions contemplated thereby, and (v) signature and incumbency certificates of its officers executing any of the Loan Documents, all certified by its secretary or an assistant secretary (or similar officer) as being in full force and effect without modification.
               (g) Borrowing Base Certificate. Borrowing Base Certificate reflecting required information as of March 31, 2009.
               (h) Other Documents. Such other certificates, documents and agreements as Lender may reasonably request.
     4.2 Additional Credit Extensions.
                    The obligation of Lender to make each additional Loan is subject to the additional conditions precedent that (unless such conditions are waived by Lender), both before and after giving effect to any borrowing, (a) the representations and warranties of Borrower and each other Loan Party set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) and (b) no Event of Default or Default shall have then occurred and be continuing. Each request by Borrower for the making of a Loan shall be deemed to constitute a representation and warranty by Borrower that the conditions precedent set forth in Section 4.2 will be satisfied at the time of the making of such Loan.
Section 5. Representations and Warranties.
                    To induce Lender to enter into this Agreement and to induce Lender to make Loans hereunder, Borrower represents and warrants to Lender that:
     5.1 Organization.
                    Borrower is a corporation validly existing and in good standing under the laws of the State of Delaware; each other Loan Party is validly existing and in good standing under the laws of the jurisdiction of its organization; and each Loan Party is duly qualified to do business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.
     5.2 Authorization; No Conflict.
                    Each of Borrower and each other Loan Party is duly authorized to execute and deliver each Loan Document and each agreement memorializing the Required Equity Contributions to which it is a party, Borrower is duly authorized to borrow monies hereunder, and each of Borrower and each other Loan Party is duly authorized to perform its Obligations under each Loan Document to which it is a party. The execution, delivery and performance by Borrower of this Agreement and by each of Borrower and each other Loan Party of each Loan Document to which it is a party, and the borrowings by Borrower hereunder, do not and will not (a) require any consent or approval of any governmental agency or authority (other than any consent or approval which has been obtained and is in full force and effect), (b) conflict with (i) any provision of applicable law, (ii) the charter, by-laws or other organizational documents of Borrower or any other Loan Party or (iii) any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding upon Borrower or any other Loan Party or any of their respective properties or (c) require, or result in, the creation or imposition of any Lien on any asset of Borrower, any Subsidiary or any other Loan Party (other than Liens in favor of Lender created pursuant to the Collateral Documents).
     5.3 Validity; Binding Nature.
                    Each of this Agreement and each other Loan Document to which Borrower or any other Loan Party is a party is the legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity.
     5.4 Financial Condition.
               (a) The audited consolidated financial statements of Borrower and the Subsidiaries as at the Fiscal Year ending December 31, 2007, and the unaudited consolidated financial statements of Borrower and the Subsidiaries as at the Fiscal Year ending December 31, 2008 (the “Balance Sheet Date”) and the period ending March 31, 2009, copies of each of which have been delivered pursuant hereto, were prepared in accordance with GAAP (subject, in the case of such unaudited statements, to the absence of footnotes and to normal year-end adjustments) and present fairly the consolidated financial condition of such Persons as at such dates and the results of their operations for the periods then ended.
               (b) The consolidated financial projections (including an operating budget and a cash flow budget) of Borrower and the Subsidiaries for the three (3) year period commencing January 1, 2009 delivered to Lender on or prior to the Closing Date (i) were prepared by Borrower in good faith and (ii) were prepared in accordance with assumptions for which Borrower has a reasonable basis, and the accompanying consolidated pro forma balance sheet of Borrower and the Subsidiaries as at the Closing Date, adjusted to give effect to the consummation of the Required Equity Contributions and the repayment of the Debt to be Repaid as if such transactions had occurred on such date, is consistent in all material respects with such projections.
     5.5 No Material Adverse Change.
                    As of the Closing Date, since the Balance Sheet Date, no event has occurred that could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties.

     5.6 Litigation.
                    No litigation (including derivative actions), arbitration proceeding or governmental investigation or proceeding is pending or, to Borrower’s knowledge, threatened against any Loan Party which, if adversely determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, except as set forth in Schedule 5.6. As of the Closing Date, other than any liability incident to such litigation or proceedings, neither Borrower nor any other Loan Party has any material Contingent Obligations not listed on Schedule 7.1.
     5.7 Ownership of Properties; Liens.
                    Each of Borrower and each other Loan Party owns good and, in the case of real property, marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like), except as permitted by Section 7.2.
     5.8 Capitalization.
                    All issued and outstanding equity securities of Borrower and the other Loan Parties are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than those in favor of Lender, and such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. Schedule 5.8 sets forth the authorized equity securities of each Loan Party as of the Closing Date immediately after consummation of the transactions contemplated by the Stock Subscription Agreements. All of the issued and outstanding equity of Borrower is owned as set forth on Schedule 5.8 as of the Closing Date, and all of the issued and outstanding equity of each Subsidiary is, directly or indirectly, owned by Borrower. As of the Closing Date, except as set forth on Schedule 5.8, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any equity interests of Borrower or any other Loan Party.
     5.9 Pension Plans.
                    (i) No steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by Borrower or any other Loan Party of any material liability, fine or penalty. All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by any Loan Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither any Loan Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, could result in a withdrawal or partial withdrawal from any such plan, and neither any Loan Party nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent.
     5.10 Investment Company Act.
                    Neither Borrower nor any other Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940.
     5.11 Public Utility Holding Company Act.
                    Neither Borrower nor any other Loan Party is a “holding company”, or a “subsidiary company” of a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935.
     5.12 Margin Stock.
                    Neither Borrower nor any other Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No portion of the Obligations is secured directly or indirectly by Margin Stock.
     5.13 Taxes.
                    Each of Borrower and each other Loan Party has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     5.14 Solvency.
                    On the Closing Date, and immediately prior to and after giving effect to each borrowing hereunder and the use of the proceeds thereof, with respect to each of Borrower and each other Loan Party, individually, (a) the fair value of its assets is greater than the amount of its liabilities (including disputed, contingent and unliquidated liabilities) as such value is established and liabilities evaluated, (b) the present fair saleable value of its assets is not less than the amount that will be required to pay the probable liability on its debts as they become absolute and matured, (c) it is able to realize upon its assets and pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business, (d) it does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts and liabilities mature and (e) it is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute unreasonably small capital.

     5.15 Environmental Matters.
                    The on-going operations of Borrower and each other Loan Party comply in all respects with all Environmental Laws, except such non-compliance which could not (if enforced in accordance with applicable law) reasonably be expected to result in a Material Adverse Effect. Borrower and each other Loan Party have obtained, and maintained in good standing, all licenses, permits, authorizations and registrations required under any Environmental Law and necessary for their respective ordinary course operations, and Borrower and each other Loan Party are in compliance with all material terms and conditions thereof, except where the failure to do so could not reasonably be expected to result in material liability to Borrower or any other Loan Party and could not reasonably be expected to result in a Material Adverse Effect. None of Borrower, any other Loan Party or any of their respective properties or operations is subject to any outstanding written order from or agreement with any Federal, state or local Governmental Authority, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Substance. There are no Hazardous Substances or other conditions or circumstances existing with respect to any property, or arising from operations prior to the Closing Date, of Borrower or any other Loan Party that could reasonably be expected to result in a Material Adverse Effect. Neither Borrower nor any other Loan Party has any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws or that are leaking or disposing of Hazardous Substances.
     5.16 Insurance.
                    Borrower and each other Loan Party and their respective properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower or such other Loan Party operates. A true and complete listing of such insurance as of the Closing Date, including issuers, coverages and deductibles, is set forth on Schedule 5.16.
     5.17 Information.
                    Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which any Loan Party is subject, and all other matters known to any Loan Party, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. All information heretofore or contemporaneously herewith furnished in writing by Borrower or any other Loan Party to Lender for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower or any Loan Party to Lender pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Lender that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

     5.18 Intellectual Property.
                    Borrower and each other Loan Party owns and possesses or has a license or other right to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights and copyrights as are necessary for the conduct of the business of Borrower and the other Loan Parties, without any infringement upon rights of others which could reasonably be expected to have a Material Adverse Effect. Set forth on Schedule 5.18 is a complete and accurate list as of the Closing Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect. To the knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
     5.19 Restrictive Provisions.
                    Neither Borrower nor any other Loan Party is a party to any agreement or contract or subject to any restriction contained in its operative documents which could reasonably be expected to have a Material Adverse Effect.
     5.20 Labor Matters.
                    Except as set forth on Schedule 5.20, neither Borrower nor any other Loan Party is subject to any labor or collective bargaining agreement. There are no existing or threatened strikes, lockouts or other labor disputes involving Borrower or any other Loan Party that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of Borrower and the other Loan Parties are not in any material respect in violation of the Fair Labor Standards Act or any other applicable law, rule or regulation dealing with such matters.
     5.21 No Default.
                    No Event of Default or Default exists or would result from the incurrence by any Loan Party of any Debt hereunder or under any other Loan Document.
     5.22 Compliance with Law.
                    No Loan Party is in violation of its organizational documents, any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any material agreement or instrument binding on or otherwise affecting it or any of its properties.

     5.23 Permits, etc.
                    Each Loan Party has, and is in compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such material permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.
Section 6. Affirmative Covenants.
                    Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower and the other Loan Parties hereunder and under the other Loan Documents are Paid in Full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
     6.1 Information.
                    Furnish to Lender:
          6.1.1 Annual Report.
                    As soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower (except with respect to the fiscal year of Borrower ending December 31, 2008, which shall be furnished as soon as available but on or before May 15, 2009), consolidated balance sheets of Borrower and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case, in comparative form, the figures for the previous fiscal year, all such financial statements to be prepared in accordance with GAAP consistently applied and audited by and accompanied by the unqualified opinion of Grant Thornton or other independent certified public accountants selected by Borrower and reasonably acceptable to the Lender (which opinion shall be without (a) a “going concern” or like qualification or exception, (b) any qualification or exception as to the scope of such audit, or (c) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect o which would be to cause any noncompliance with the provisions of Section 7.14) together with (A) a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual audit report, such accountants have not become aware of any Default or Event of Default that has occurred and is continuing, or, if such accountants have become aware of any such event, describing it and the steps, if any, being taken to cure it and (B) if requested by Lender, promptly upon such request, the computations of such accountants evidencing Borrower’s compliance with the financial covenants contained in Section 7.14 of this Agreement.

          6.1.2 Interim Reports.
                    As soon as available and in any event within thirty (30) days after the end of each month of each Fiscal Year of Borrower, the consolidated balance sheet of Borrower and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income, retained earnings and cash flows for the portion of Borrower’s fiscal year ended at the end of such fiscal month, setting forth in each case in comparative form, (A) the figures for the corresponding fiscal month and the corresponding portion of Borrower’s previous fiscal year and (b) Borrower’s budgeted projections for such fiscal month and for the portion of Borrower’s fiscal year ended at the end of such fiscal month, all in reasonable detail and satisfactory in form to the Lender and, if requested by Lender, certified, except as to projections (subject to normal year-end adjustments and footnote disclosures) as to fairness of presentation, GAAP and consistency by the President or the chief financial officer or controller of Borrower.
          6.1.3 Compliance Certificate.
                    Simultaneously with the delivery of each set of financial statements referred to in Section 6.1.1 above and simultaneously with the delivery of each set of financial statements referred to in Sections 6.1.2 above with respect to the last fiscal month of a Fiscal Quarter of Borrower, a certificate of the President or the chief financial officer or controller of Borrower in the form attached hereto as Exhibit B and incorporated herein by reference, accompanied by supporting financial work sheets where appropriate, (A) evidencing Borrower’s compliance with the financial covenants contained in Section 7.14 of this Agreement, (B) stating whether there exists on the date of such certificate any Default or Event of Default and, if any Default or Event of Default then exists, setting forth the details thereof and the action which Borrower is taking or proposes to take with respect thereto and (C) certifying that all of the representations and warranties of Borrower and/or any other Loan Party contained in this Agreement and/or in any of the other Loan Documents are true and correct in all material respects on and as of the date of such certificate as if made on and as of the date of such certificate.
          6.1.4 Notice of Default; Litigation; ERISA Matters.
                    Promptly upon becoming aware of any of the following, written notice describing the same and the steps being taken by Borrower or the applicable Loan Party affected thereby with respect thereto:
               (a) the occurrence of an Event of Default or a Default;
               (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by Borrower to Lender which has been instituted or, to the knowledge of Borrower, is threatened against Borrower or any other Loan Party or to which any of the properties of any thereof is subject which could reasonably be expected to have a Material Adverse Effect;
               (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the

taking of any action with respect to a Pension Plan which could result in the requirement that Borrower or any other Loan Party furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand for withdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of Borrower or any other Loan Party with respect to any post-retirement welfare plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the IRC, that any such plan is or may be terminated, or that any such plan is or may become insolvent;
               (d) any cancellation or material change in any insurance maintained by Borrower or any other Loan Party; or
               (e) any other event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which could reasonably be expected to have a Material Adverse Effect.
          6.1.5 Management Report.
                    Promptly upon receipt thereof, any reports (including, without limitation, any management letters) submitted to Borrower or any Subsidiary (other than reports previously delivered pursuant to Sections 6.1.1 and 6.1.2 above) by independent accountants in connection with any annual, interim or special audit made by them of the books of Borrower or any Subsidiary.
          6.1.6 Accounts Trial Balance.
                    Within fifteen (15) days after the end of each fiscal month of Borrower, (A) an Accounts trial balance of Borrower indicating which Accounts are up to 30, 30 to 60, 60 to 90 and 90 days or more past the invoice date and including, if requested by the Lender, a listing of the names and addresses of all applicable Account Debtors and (B) a summary of accounts payable of Borrower showing which accounts payable are current, up to 30, 30 to 60, 60 to 90 and 90 days or more past due and including, if requested by the Lender, a listing of the names and addresses of applicable creditors, all in form and detail reasonably satisfactory to the Lender and certified as being true, correct and complete by the President or the chief financial officer or controller of Borrower.
          6.1.7 Budgets.
                    As soon as available and in any event within thirty (30) days after the beginning of each Fiscal Year of Borrower, consolidated balance sheet, budgeted income statement and cash flow projections for Borrower for such fiscal year on a month-by-month basis, all in form and detail reasonably acceptable to the Lender.

          6.1.8 Non-Senior Debt Notices.
                    Promptly following receipt, copies of any notices (including notices of default or acceleration) received from any holder or trustee of, under or with respect to any Non-Senior Debt.
          6.1.9 Other Information.
                    Promptly from time to time, such other information concerning Borrower and any other Loan Party as Lender may reasonably request.
          6.1.10 Borrowing Base Certificate.
                    On or before the fifteenth (15th) day of each month, commencing with the next such delivery on or before June 15, 2009, a Borrowing Base Certificate (together with such supporting information as the Lender may reasonably request in connection therewith).
     6.2 Books; Records; Inspections.
                    Keep, and cause each other Loan Party to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each other Loan Party to permit, Lender or any representative thereof to inspect the properties and operations of Borrower or such other Loan Party; and permit, and cause each other Loan Party to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Lender or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and Borrower hereby authorizes such independent auditors to discuss such financial matters with Lender or any representative thereof), and to examine (and, at the expense of Borrower or the applicable Loan Party, photocopy extracts from) any of its books or other records; and permit, and cause each other Loan Party to permit, Lender and its representatives to inspect the Collateral and other tangible assets of Borrower or such Loan Party, to perform appraisals of the assets of Borrower or such Loan Party, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral. All such inspections or audits by Lender shall be at (i) Lender’s expense provided that no Default or Event of Default has occurred and is then continuing, or (ii) Borrower’s expense if an Event of Default or Default has occurred and is then continuing.
     6.3 Maintenance of Property; Insurance.
               (a) Keep, and cause each other Loan Party to keep, all property useful and necessary in the business of Borrower or such other Loan Party in good working order and condition, ordinary wear and tear excepted, and cause each of its Subsidiaries to comply, at all times with the material provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.
               (b) Maintain, and cause each other Loan Party to maintain, with responsible insurance companies, such insurance coverage as shall be required by all laws, governmental regulations and court decrees and orders applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated; provided that in any event, such insurance shall insure against all risks and liabilities of the type insured against as of the Closing Date and shall have insured amounts no less than, and deductibles no higher than, those amounts provided for as of the Closing Date. Upon request of Lender, Borrower shall furnish to Lender a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by Borrower and each other Loan Party. Borrower shall cause each issuer of an insurance policy to provide Lender with an endorsement (i) showing Lender as a loss payee with respect to each policy of property or casualty insurance and naming Lender as an additional insured with respect to each policy of liability insurance, (ii) providing that 30 days’ notice will be given to Lender prior to any cancellation of, or reduction or change in coverage provided by or other material modification to such policy and (iii) reasonably acceptable in all other respects to Lender. Borrower shall execute and deliver to Lender a collateral assignment, in form and substance satisfactory to Lender, of each business interruption insurance policy maintained by the Loan Parties.
               (c) Unless Borrower provides Lender with evidence of the continuing insurance coverage required by this Agreement, Lender may purchase insurance at Borrower’s expense to protect Lender’s interests in the Collateral. This insurance may, but need not, protect Borrower’s and each other Loan Party’s interests. The coverage that Lender purchases may, but need not, pay any claim that is made against Borrower or any other Loan Party in connection with the Collateral. Borrower may later cancel any insurance purchased by Lender, but only after providing Lender with evidence that Borrower has obtained the insurance coverage required by this Agreement. If Lender purchases insurance for the Collateral, as set forth above, Borrower will be responsible for the costs of that insurance, including interest and any other charges that may be imposed with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance and the costs of the insurance may be added to the principal amount of the Loans owing hereunder.
     6.4 Compliance with Laws; Payment of Taxes and Liabilities.
                    Comply, and cause each other Loan Party to comply, in all material respects with all applicable laws, rules, regulations, decrees, orders, judgments, licenses and permits, except where failure to comply could not reasonably be expected to have a Material Adverse Effect; (b) without limiting clause (a) above, ensure, and cause each other Loan Party to ensure, that no person who owns a controlling interest in or otherwise controls a Loan Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) or Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders; (c) without limiting clause (a) above, comply and cause each other Loan Party to comply, with all applicable Bank Secrecy Act and anti-money laundering laws and regulations and (d) pay, and cause each other Loan Party to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, could become a Lien on any of its property; provided that the foregoing shall not require Borrower or any other Loan Party to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.
     6.5 Maintenance of Existence.
                    Maintain and preserve, and (subject to Section 7.5) cause each other Loan Party to maintain and preserve, (a) its existence and good standing in the jurisdiction of its organization and (b) its qualification to do business and good standing in each jurisdiction where the nature of its business makes such qualification necessary, other than any such jurisdiction where the failure to be qualified or in good standing could not reasonably be expected to have a Material Adverse Effect.
     6.6 Employee Benefit Plans.
                    Maintain, and cause each other Loan Party to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.
     6.7 Environmental Matters.
                    If any release or disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets of Borrower or any other Loan Party, cause, or direct the applicable Loan Party to cause, the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as is necessary to comply with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, Borrower shall, and shall cause each other Loan Party to, comply with each valid Federal or state judicial or administrative order requiring the performance at any real property by Borrower or any other Loan Party of activities in response to the release or threatened release of a Hazardous Substance.
     6.8 Obtaining of Permits, Etc.
                    Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.
     6.9 Collateral Access Agreements.
                    Notify Lender at least on a calendar quarter basis of any location of Borrower or any other Loan Party at which Collateral with a book value in excess of $100,000 is placed or otherwise maintained located (whether such location is now existing or created or acquired after the Effective Date) and, with respect to each such location the real property for which is not owned by a Loan Party, if requested by Lender, promptly obtain written subordinations or waivers, in form and substance satisfactory to Lender, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

     6.10 Blocked Accounts.
               (a) After the occurrence and during the continuance of an Event of Default, the Lender may send a notice of assignment or notice of security interest to any and all of the Borrower’s Account Debtors and, thereafter, the Lender shall have the sole right to collect the Accounts and Payment Intangibles (as that term is defined in the UCC, as defined in the Guarantee and Collateral Agreement) of the Borrower or take possession of the Collateral and the books and records relating thereto. After the occurrence and during the continuation of an Event of Default, the Borrower and its Subsidiaries shall not, without prior written consent of the Lender, grant any extension of time of payment of any Account or Payment Intangible, compromise or settle any Accounts or Payment Intangible for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon.
               (b) The Borrower hereby appoints Lender as the Borrower’s attorney-in-fact with power exercisable during the continuance of an Event of Default to (i) endorse the Borrower’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts or Payment Intangibles of the Borrower, (ii) sign the Borrower’s name on any invoice or bill of lading relating to any of the Accounts or Payment Intangibles of the Borrower, drafts against Account Debtors with respect to Accounts or Payment Intangibles of the Borrower, assignments and verifications of Accounts or Payment Intangibles and notices to Account Debtors with respect to Accounts or Payment Intangibles of the Borrower, (iii) send verification of Accounts of the Borrower, and (iv) notify the U.S. Postal Service authorities to change the address for delivery of mail addressed to the Borrower to such address as Lender may designate and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Obligations are paid in full and all of the Commitments are terminated.
               (c) Nothing herein contained shall be construed to constitute Lender as agent of the Borrower for any purpose whatsoever, and Lender shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). Lender shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts of the Borrower or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Lender, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to Lender and shall not be responsible in any way for the performance by the Borrower of any of the terms and conditions thereof.

               (d) If any Account or Payment Intangible of the Borrower includes a charge for any tax payable to any governmental agency or authority, Lender is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Borrower’s account and to charge the Borrower therefor. The Borrower shall notify Lender if any Account or Payment Intangible of the Borrower includes any taxes due to any such governmental agency or authority and, in the absence of such notice, Lender shall have the right to retain the full proceeds of such Account or Payment Intangible and shall not be liable for any taxes that may be due by reason of such Account or Payment Intangible.
     6.11 Further Assurances; Post-Closing Items.
               (a) Take, and cause each other Loan Party to take, such actions as are necessary or as Lender may reasonably request from time to time to ensure that the Obligations of Borrower and each other Loan Party under the Loan Documents are secured by substantially all of the assets of Borrower and each Loan Party (as well as all equity interests of Borrower and each Subsidiary) and guaranteed by each Loan Party (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the Closing Date), in each case including (a) the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, financing statements and other documents, and the filing or recording of any of the foregoing and (b) the delivery of certificated securities and other Collateral with respect to which perfection is obtained by possession.
               (b) Execute and/or deliver, and/or cause to be executed and/or delivered, as applicable, to the Lender each of the items, if any, listed on Schedule 6.11 attached hereto (collectively, the “Post-Closing Items”) on or before the applicable due date listed after each such Post-Closing Item, each of which Post-Closing Items must be in form, substance and content reasonably satisfactory to the Lender.
Section 7. Negative Covenants.
                    Until the expiration or termination of the Commitments and thereafter until all Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) of Borrower and the other Loan Parties hereunder and under the other Loan Documents are Paid in Full, Borrower agrees that, unless at any time Lender shall otherwise expressly consent in writing, it will:
     7.1 Debt.
                    Not, and not permit any other Loan Party to, create, incur, assume or suffer to exist any Debt, except:
               (a) Obligations under this Agreement and the other Loan Documents;
               (b) Debt secured by Liens permitted by Section 7.2(d), and extensions, renewals and refinancings thereof; provided that the aggregate amount of all such Debt at any time outstanding shall not exceed $250,000;

               (c) Debt of Borrower to any domestic Wholly-Owned Subsidiary or Debt of any domestic Wholly-Owned Subsidiary to Borrower or another domestic Wholly-Owned Subsidiary; provided that such Debt shall be evidenced by a demand note in form and substance reasonably satisfactory to Lender and pledged and delivered to Lender pursuant to the Guarantee and Collateral Agreement as additional collateral security for the Obligations, and the obligations under such demand note shall be subordinated to the Obligations hereunder in a manner reasonably satisfactory to Lender;
               (d) Debt described on Schedule 7.1 as of the Closing Date, and any extension, renewal or refinancing thereof so long as the principal amount thereof is not increased;
               (e) an aggregate outstanding amount of unsecured Non-Senior Debt not at any time exceeding $200,000 (exclusive of Debt permitted under Section 7.1(c));
               (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with Dispositions permitted under Section 7.5; and
               (g) obligations not to exceed $3,000,000 to U.S. Bank National Association in respect of daylight overdraft activity.
     7.2 Liens.
                    Not, and not permit any other Loan Party to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:
               (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
               (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics, landlords and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being diligently contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves in accordance with GAAP and the execution or other enforcement of which is effectively stayed;
               (c) Liens described on Schedule 7.2 as of the Closing Date;
               (d) subject to the limitation set forth in Section 7.1(b), (i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower or any Subsidiary (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and attaches solely to the property so acquired;
               (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $100,000 arising in connection with court proceedings; provided that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;
               (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens that do not (i) secure obligations for the payment of money or (ii) interfere in any material respect with the ordinary conduct of the business of Borrower or any Subsidiary;
               (g) Liens arising under the Loan Documents;
               (h) Liens on Accounts and securing the Indebtedness permitted under Section 7.1(g);
               (i) the replacement, extension or renewal of any Lien permitted by clause (c) above upon or in the same property subject thereto arising out of the extension, renewal or replacement of the Debt secured thereby (without increase in the amount thereof).
     7.3 [Reserved]
     7.4 Restricted Payments.
                    Not, and not permit any other Loan Party to, (a) make any dividend or other distribution to any of its equity holders, (b) purchase or redeem any of its equity interests or any warrants, options or other rights in respect thereof, (c) except for Permitted Management Fees and Permitted Transaction Services Fees, pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Non-Senior Debt or (e) set aside funds for any of the foregoing. Notwithstanding the foregoing, (i) any Subsidiary may pay dividends or make other distributions to Borrower or to a domestic Wholly-Owned Subsidiary; (ii) in each case to the extent due and payable on a non-accelerated basis and permitted under any applicable subordination provisions thereof, Borrower may make regularly scheduled payments of interest in respect of Non-Senior Debt; (iii) any Loan Party may make repurchases of capital stock deemed to occur upon the exercise of options or warrants (i.e., a cashless exercise); and (iv) any Loan Party may repurchase or redeem capital stock from any former officers, directors and employees (or their estates, spouses or former spouses) of any Loan Party in connection with the termination of such Person’s employment (or such directors’ directorship) with the Loan Party; provided that, in connection with such transactions, the total cash payments under this Section shall not exceed $500,000 in the aggregate during any Fiscal Year; provided, further, that all Term B Loans shall be paid in accordance with the terms of this Agreement and any restriction imposed on Non-Senior Debt by this Section 7.4 shall not apply to the Term B Loans.

     7.5 Mergers; Consolidations; Asset Sales.
               (a) Not, and not permit any other Loan Party to, be a party to any merger or consolidation, except for any such merger or consolidation of any Subsidiary into Borrower or any domestic Wholly-Owned Subsidiary.
               (b) Not, and not permit any other Loan Party to, sell, transfer, dispose of, convey or lease any of its assets or equity interests, or sell or assign with or without recourse any receivables, except for (i) sales of Inventory in the ordinary course of business and (ii) sales and dispositions of assets (excluding any equity interests of Borrower or any Subsidiary) for at least fair market value so long as the net book value of all assets sold or otherwise disposed of in any Fiscal Year does not exceed 10% of the net book value of the consolidated assets of Borrower and the Subsidiaries as of the last day of the preceding Fiscal Year.
     7.6 Modification of Organizational Documents.
                    Not permit the charter, by-laws or other organizational documents of Borrower or any other Loan Party to be amended or modified in any way which could reasonably be expected to materially adversely affect the interests of Lender.
     7.7 Use of Proceeds.
                    Use the proceeds of the Loans solely for working capital, for Capital Expenditures and for other general business purposes of Borrower and the Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of “purchasing or carrying” any Margin Stock.
     7.8 Transactions with Affiliates.
                    Except for the Loan Documents and as otherwise expressly contemplated by this Agreement, not, and not permit any other Loan Party to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates, which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.
     7.9 Inconsistent Agreements.
                    Not, and not permit any other Loan Party to, enter into any agreement containing any provision which would (a) be violated or breached by any borrowing by Borrower hereunder or by the performance by Borrower or any other Loan Party of any of its Obligations hereunder or under any other Loan Document, (b) prohibit Borrower or any other Loan Party from granting to Lender a Lien on any of its assets or (c) create or permit to exist or become effective any encumbrance or restriction on the ability of any other Loan Party to (i) pay dividends or make other distributions to Borrower or any other Subsidiary, or pay any Debt owed to Borrower or any other Subsidiary, (ii) make loans or advances to Borrower or any other Loan Party or (iii) transfer any of its assets or properties to Borrower or any other Loan Party other than (A) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the capital stock or assets of any Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder (B) restrictions or conditions imposed by any agreement relating to purchase money Debt, Capital Leases and other secured Debt permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Debt and (C) customary provisions in leases and other contracts restricting the assignment thereof.
     7.10 Business Activities.
                    Not, and not permit any other Loan Party to, engage in any line of business other than the businesses engaged in on the Closing Date and businesses reasonably related thereto or acquire any properties or assets that are not reasonably related to the conduct of such business activities. Not, and not permit any other Loan Party to, issue any equity interest other than (a) any issuance of shares of Borrower’s common equity securities pursuant to any employee or director option or stock purchase program, benefit plan or compensation program, or (b) any issuance by a Subsidiary to Borrower or another Subsidiary in accordance with Section 7.4.
     7.11 Investments.
                    Not, and not permit any other Loan Party to, make or permit to exist any Investment in any other Person or create or establish any Subsidiary (other than any Subsidiary formed in compliance with Section 7.16), except the following:
               (a) contributions by Borrower to the capital of any Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, or by any Subsidiary to the capital of any other Wholly-Owned Subsidiary in existence on the Closing Date that is also a Domestic Subsidiary, so long as the recipient of any such capital contribution has guaranteed the Obligations and such guaranty is secured by a pledge of all of its equity interests and substantially all of its real and personal property, in each case in accordance with Section 6.11(a);
               (b) Investments constituting Debt permitted by Section 7.1(c);
               (c) Contingent Obligations constituting Debt permitted by Section 7.1 or Liens permitted by Section 7.2;
               (d) Cash Equivalent Investments;
               (e) bank deposits in the ordinary course of business;
               (f) Investments in securities of Account Debtors received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such Account Debtors;
               (g) Investments listed on Schedule 7.11 as of the Closing Date; and
               (h) any purchase or other acquisition by Borrower or any Wholly-Owned Subsidiary that is also a Domestic Subsidiary of the assets or equity interests of any Domestic Subsidiary.

     7.12 Restriction of Amendments to Certain Documents.
                    Not amend or otherwise modify, or waive any rights under (a) the Staffmark Acquisition Agreement or any other agreement pursuant to which an Acquisition is consummated, other than immaterial amendments, modifications and waivers not adverse to the interests of Lender, (b) any provisions of any Non-Senior Debt (other than Term B Loans, which amendment, modification or waiver of rights shall be governed by this Agreement), (c) the Management Agreements or (d) the Maintenance Agreement, other than immaterial amendments, modifications and waivers not adverse to the interests of Lender.
     7.13 Fiscal Year.
                    Not change its Fiscal Year.
     7.14 Financial Covenants.
          7.14.1 Maintenance Fixed Charge Coverage Ratio and Fixed Charge Coverage Ratio.
                    For each Computation Period commencing with the Computation Period ending June 30, 2009 and continuing up to and including the Computation Period ending December 31, 2011, not permit the Maintenance Fixed Charge Coverage Ratio to be less than 1.0:1.0 and, for each Computation Period ending thereafter, not permit the Fixed Charge Coverage Ratio to be less than 1.1:1.0.
          7.14.2 Senior Debt to EBITDA Ratio.
                    Not permit the Senior Debt to EBITDA Ratio for (i) the Computation Period ending on March 31, 2012 to exceed 4.0 to 1.0, (ii) the Computation Period ending on June 30, 2012 to exceed 3.75 to 1.0, (iii) the Computation Period ending on September 30, 2012 to exceed 3.5 to 1.0, and (iv) any Computation Period ending on or after December 31, 2012 to exceed 3.0 to 1.0.
          7.14.3 Total Debt to EBITDA Ratio.
                    Not permit the Total Debt to EBITDA Ratio for any Computation Period ending on or after March 31, 2012 to exceed 4.0 to 1.0.
          7.14.4 Capital Expenditures.
                    Not permit the aggregate amount of all Capital Expenditures made by Borrower and the Subsidiaries (i) during the Fiscal Year ending December 31, 2009 to exceed $1,400,000, (ii) during the Fiscal Year ending December 31, 2010 to exceed $2,500,000, or (iii) during any Fiscal Year thereafter to exceed $2,200,000.
                    If Borrower does not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year or other period, so long as no Default or Event of Default exists or would be caused thereby, Borrower may carry forward to the immediately succeeding Fiscal Year only,

50% of such un-utilized amount (with Capital Expenditures made by Borrower in such succeeding Fiscal Year applied last to such unutilized amount).
          7.14.5 Minimum EBITDA.
          Have EBITDA for each period set forth below of not less than the amount set forth below opposite such period under the heading Minimum EBITDA (notwithstanding that Target EBITDA Amount exceeds Minimum EBITDA):

	Minimum	Target EBITDA
Fiscal Quarter	EBITDA	Amount
January 1, 2009 through March 31, 2009	$(4,500,000)	N/A
January 1, 2009 through June 30, 2009	$(8,191,000)	$(7,191,000)
January 1, 2009 through September 30, 2009	$(8,441,000)	$(6,941,000)
Computation Period ending December 31, 2009	$(5,000,000)	$(3,000,000)
Computation Period ending March 31, 2010	$(4,000,000)	$(2,000,000)
Computation Period ending June 30, 2010	$(4,000,000)	$(2,000,000)
Computation Period ending September 30, 2010	$(1,000,000)	$1,000,000
Computation Period ending December 31, 2010	$3,000,000	$5,000,000
Computation Period ending March 31, 2011	$8,000,000	$10,000,000
Computation Period ending June 30, 2011	$13,500,000	$15,500,000
Computation Period ending September 30, 2011	$17,500,000	$19,500,000
Computation Period ending December 31, 2011	$20,800,000	$22,800,000
     7.15 Bank Accounts.
                    Not, and not permit any other Loan Party, to maintain or establish any new bank accounts other than the bank accounts set forth on Schedule 7.15 without prior written notice to Lender and unless Lender, Borrower or such other Loan Party and the bank at which the account is to be opened enter into a tri-party agreement regarding such bank account pursuant to which such bank acknowledges the security interest and control of Lender in such bank account and agrees to limit its set-off rights on terms satisfactory to Lender and otherwise acceptable to Lender.
     7.16 Subsidiaries.
                    Not, and not permit any other Loan Party, to establish or acquire any Subsidiary unless the Loan Parties shall have caused such new Subsidiary to take all actions pursuant to Section 6.11(a) hereof with respect to such Subsidiary and such other actions as reasonably requested by Lender, including (a) execution by such Subsidiary of a joinder to the Guarantee and Collateral Agreement and, if applicable, a mortgage or deed of trust, (b) a pledge to Lender of the capital securities of such Subsidiary, (c) such opinions, amendments to this Agreement and the other Loan Documents related to the addition of such Subsidiary as may be requested by Lender, and (d) such certificates, resolutions, instruments, copies of filings and notices, and other materials relating to such Subsidiary as Lender may reasonably request.
Section 8. Events of Default; Remedies.
     8.1 Events of Default.
                    Each of the following shall constitute an Event of Default under this Agreement:
          8.1.1 Non-Payment of Credit.
                    Default in the payment when due of the principal of any Loan; or default, and continuance thereof for 2 days, in the payment when due of any interest, fee or other amount payable by any Loan Party hereunder or under any other Loan Document.
          8.1.2 Default Under Other Debt.
                    Any default shall occur and continue until the termination of any applicable cure period under the terms applicable to any other Debt of any Loan Party in an aggregate amount (for all such Debt so affected and including un-drawn committed or available amounts and amounts owing to all creditors under any combined or syndicated credit arrangement) exceeding $250,000, and, in each case, such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require Borrower or any other Loan Party to purchase or redeem such Debt or post cash collateral in respect thereof) prior to its expressed maturity.
          8.1.3 Bankruptcy; Insolvency.
                    Any Loan Party becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or any Loan Party applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for such Loan Party or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for any Loan Party or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding, is commenced in respect of any Loan Party, and if such case or proceeding is not commenced by such Loan Party, it is consented to or acquiesced in by such Loan Party, or remains for 60 days un-dismissed; or any Loan Party takes any action to authorize, or in furtherance of, any of the foregoing.
          8.1.4 Non-Compliance with Loan Documents.
               (a) Failure by Borrower to comply with or to perform any covenant set forth in Sections 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.6, 6.1.8, 6.1.10, 6.2, 6.3(b), 6.3(c), 6.4(d), 6.5, 6.7. 6.10, 6.11 and Section 7; or (b) failure by any Loan Party to comply with or to perform any other provision of this Agreement or any other Loan Document (other than the Maintenance Agreement) applicable to it (and not constituting an Event of Default under any other provision of this Section 8) and continuance of such failure described in this clause (b) for 30 days.
          8.1.5 Representations; Warranties.
                    Any representation or warranty made by any Loan Party herein or any other Loan Document is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by any Loan Party to Lender in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.
          8.1.6 Pension Plans.
                    Institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Loan Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $100,000; (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA; or (c) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower or any other Loan Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $100,000.
          8.1.7 Judgments.
                    Final judgments, awards, or orders (or any settlement of any claim that, if breached, could result in a judgment, order, or award) which exceed an aggregate of $250,000 shall be rendered against any Loan Party and remain unsatisfied, and shall not have been vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement.

          8.1.8 Invalidity of Collateral Documents.
                    Any Collateral Document shall cease to be in full force and effect; or any Loan Party (or any Person by, through or on behalf of any Loan Party) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.
          8.1.9 Invalidity of Maintenance Agreement or Subordination Provisions.
                    The Maintenance Agreement or any provision therein or any subordination provision in any document or instrument governing Non-Senior Debt, or any subordination provision in any subordination agreement that relates to any Non-Senior Debt or any subordination provision in any guaranty by any Loan Party of any Non-Senior Debt, shall cease to be in full force and effect, or any Person (including the holder of any applicable Non-Senior Debt, but excluding Lender and any of its Affiliates) shall contest in any manner the validity, binding nature or enforceability of any such agreement or provision.
          8.1.10 Change of Control.
                    (a) Compass Group Management LLC and its Investment Affiliates shall collectively cease to, directly or indirectly, (i) own and control at least 51% of the outstanding equity interests of Borrower owned by them on the Closing Date (after giving effect to the Required Equity Contributions) or (ii) possess the right to elect (through contract, ownership of voting securities or otherwise) at all times a majority of the board of directors (or similar governing body) of Borrower and to direct the management policies and decisions of Borrower, or (b) a “Change of Control” or other similar event shall occur, as defined in, or under, any documentation evidencing or otherwise relating to any Non-Senior Debt.
          8.2 Remedies.
                    If any Event of Default described in Section 8.1.3 shall occur, the Commitments shall immediately terminate and the Loans and all other Obligations shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, Lender may declare the Commitments to be terminated in whole or in part and/or declare all or any part of the Loans and other Obligations to be due and payable, whereupon the Commitments shall immediately terminate (or be reduced, as applicable) and/or the Loans and other Obligations shall become immediately due and payable (in whole or in part, as applicable), all without presentment, demand, protest or notice of any kind. Lender shall promptly advise Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section 8.1.1 may only be waived by the written concurrence of Lender, and the effect as an Event of Default of any other event described in this Section 8 may be waived by the written concurrence of Lender. Any cash collateral delivered hereunder shall be held by Lender (without liability for interest thereon) and applied to the Obligations and any excess shall be delivered to Borrower or as a court of competent jurisdiction may elect.

Section 9. Miscellaneous.
     9.1 Waiver; Amendments.
                    No delay on the part of Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by it any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement, the Notes or any of the other Loan Documents (or any subordination and intercreditor agreement or other subordination provisions relating to any Non-Senior Debt) shall in any event be effective unless the same shall be in writing and approved by Lender, and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     9.2 Notices.
                    Except as otherwise provided in Sections 2.2.2, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Annex II or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Sections 2.2.2, Lender shall be entitled to rely on telephonic instructions from any person that Lender in good faith believes is an authorized officer or employee of Borrower, and Borrower shall hold Lender harmless from any loss, cost or expense resulting from any such reliance. Each of Borrower and Lender hereby agree that Lender may, in its discretion, deliver information and notices to such financial institutions as may be a party hereto from time to time using the internet service “Intralinks.”
     9.3 Computations.
                    Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. The explicit qualification of terms or computations by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.
     9.4 Costs; Expenses.
                    Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of Lender (including Legal Costs) incurred in connection with this Agreement and for any proposed or actual amendment, supplement or waiver to any Loan Document, and all reasonable out-of-pocket costs and expenses (including Legal Costs) incurred by Lender after an Event of Default in connection with the collection of the Obligations and enforcement of this Agreement, the other Loan Documents or any such other documents. In addition, Borrower agrees to pay, and to save Lender harmless from all liability for, any fees of Borrower’s auditors in connection with any reasonable exercise by Lender of their rights pursuant to Section 6.4. All

Obligations provided for in this Section 9.4 shall survive repayment of the Loans, cancellation of the Notes and termination of this Agreement).
     9.5 Indemnification by Borrower.
                    In consideration of the execution and delivery of this Agreement by Lender and the agreement to extend the Commitments provided hereunder, Borrower hereby agrees to indemnify, exonerate and hold Lender, and each of the officers, directors, employees, Affiliates and agents of Lender (each a “Lender Party”) free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including Legal Costs (collectively, the “Indemnified Liabilities”), incurred by Lender Parties or any of them as a result of, or arising out of, or relating to (a) any tender offer, merger, purchase of equity interests, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (b) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Substance at any property owned or leased by Borrower or any other Loan Party, (c) any violation of any Environmental Laws with respect to conditions at any property owned or leased by any Loan Party or the operations conducted thereon, (d) the investigation, cleanup or remediation of offsite locations at which any Loan Party or their respective predecessors are alleged to have directly or indirectly disposed of Hazardous Substances or (e) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by Lender, except to the extent any such Indemnified Liabilities result from the applicable Lender Party’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. All Obligations provided for in this Section 9.5 shall survive repayment of the Loans, cancellation of the Notes, any foreclosure under, or any modification, release or discharge of, any or all of the Collateral Documents and termination of this Agreement.
     9.6 Marshaling; Payments Set Aside.
                    Lender shall be under no obligation to marshal any assets in favor of Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that Borrower makes a payment or payments to Lender, or Lender enforces its Liens or exercises its rights of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Lender in its discretion) to be repaid to a trustee, receiver or any other party in connection with any bankruptcy, insolvency or similar proceeding, or otherwise, then to the extent of such recovery, the obligation hereunder or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.
     9.7 Nonliability of Lender.
                    The relationship between Borrower on the one hand and Lender on the other hand shall be solely that of borrower and lender. Lender shall have no fiduciary responsibility to

Borrower. Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations. Execution of this Agreement by Borrower constitutes a full, complete and irrevocable release of any and all claims which Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect, punitive or consequential damages or liabilities.
     9.8 Assignments; Participations.
          9.8.1 Assignments.
               (a) Lender may at any time assign to one or more Persons (any such Person, an “Assignee”) all or any portion of Lender’s Loans and Commitments; provided that, subject to Section 9.8.1(d) below, Borrower’s prior written consent, which consent shall not be unreasonably withheld or delayed, shall be required unless an Event of Default shall have occurred and is then continuing. Borrower shall be entitled to continue to deal solely and directly with Lender in connection with the interests so assigned to an Assignee until Lender shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto. No assignment may be made to any Person if at the time of such assignment Borrower would be obligated to pay any greater amount under Section 3 to the Assignee than Borrower is then obligated to pay to the assigning Lender under such Section 3 (and if any assignment is made in violation of the foregoing, Borrower will not be required to pay such greater amounts). Any attempted assignment not made in accordance with this Section 9.8.1 shall be treated as the sale of a participation under Section 9.8.2. Borrower shall be deemed to have granted its consent to any assignment hereunder unless Borrower has expressly objected to such assignment within ten (10) Business Days after notice thereof.
               (b) From and after the date on which the conditions described above have been met, (i) such Assignee shall be deemed automatically to have become a party hereto and, to the extent that rights and obligations hereunder have been assigned to such Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a “Lender” hereunder and (ii) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights (other than its indemnification rights) and obligations hereunder. For the avoidance of doubt, upon Lender’s assignment of any or all of its Loans and/or Commitments to an Assignee, such Assignee shall have all of the rights and obligations of Lender in respect of such assigned Loans and/or Commitments, and shall be deemed to be “Lender” hereunder, as if such Person were an original party hereto. Upon the request of the Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, Borrower shall execute and deliver to Lender for delivery to the Assignee (and, as applicable, the assigning Lender) a Note in the principal amount of the Assignee’s Pro Rata Share of the Revolving Loan Commitment plus the principal amount of the Assignee’s Term Loans (and, as applicable, a Note in the principal amount of the Pro Rata Share of the Revolving Loan Commitment retained by the assigning Lender plus the principal amount of the Term Loans retained by the assigning Lender). Each such Note shall be dated the effective date of such assignment. Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower any prior Note held by it.
               (c) Notwithstanding the provisions of Section 9.8.1(a), the Borrower hereby authorizes and directs the Lender, for and on behalf of the Borrower, to maintain a record of ownership of the Notes and any interest therein, which record, or “book-entry system”, shall identify the owner or owners of the Notes and any such interests therein. The right to the principal of, and stated interest on, the Notes may be transferred only through such book-entry system.
               (d) Notwithstanding the foregoing provisions of this Section 9.8.1 or any other provision of this Agreement, Lender may at any time assign all or any portion of its Loans and its Notes (i) as collateral security to a Federal Reserve Bank to Lender’s trustee for the benefit of its investors or to any other Person (but no such assignment shall release Lender from any of its obligations hereunder) and (ii) to (x) an Affiliate of Lender or (y) an Eligible Institution.
          9.8.2 Participations.
                    Lender may at any time sell to one or more Persons participating interests in its Loans, Commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by Lender of a participating interest to a Participant, (a) Lender’s obligations hereunder shall remain unchanged for all purposes, (b) Borrower shall continue to deal solely and directly with Lender in connection with Lender’s rights and obligations hereunder and (c) all amounts payable by Borrower shall be determined as if Lender had not sold such participation and shall be paid directly to Lender. No Participant shall have any direct or indirect voting rights hereunder. Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in such amounts to the same extent as if the amount of its participating interest were owing directly to it as Lender under this Agreement; provided that such right of set-off shall be subject to the obligation of each Participant to share with Lender, and Lender agrees to share with each Participant, as provided in Section 2.11.4. Borrower also agrees that each Participant shall be entitled to the benefits of Section 3 as if it were a Lender (provided that no Participant shall receive any greater compensation pursuant to Section 3 than would have been paid to Lender if no participation had been sold).
     9.9 Confidentiality.
                    Lender agrees to use commercially reasonable efforts (equivalent to the efforts Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all information provided to them by any Loan Party and designated as confidential, except that Lender may disclose such information (a) to Persons employed or engaged by Lender or any of its Affiliates (including collateral managers of Lender) in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 9.9 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any federal or state regulatory authority or examiner, or any insurance industry association, or as reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party; (f) to any nationally recognized rating agency or investor of Lender that requires access to information about Lender’s investment portfolio in connection with ratings issued or investment decisions with respect to Lender; (g) that ceases to be confidential through no fault of Lender; (h) to a Person that is an investor or prospective investor in a Securitization that agrees that its access to information regarding the Borrower and the Loans and Commitments is solely for purposes of evaluating an investment in such Securitization and who agrees to treat such information as confidential; or (i) to a Person that is a trustee, collateral manager, servicer, noteholder or secured party in a Securitization in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For purposes of this Section, “Securitization” means a public or private offering by Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans or the Commitments. Notwithstanding the foregoing, Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement, and Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.
     9.10 Captions.
                    Captions used in this Agreement are for convenience only and shall not affect the construction of this Agreement.
     9.11 Nature of Remedies.
                    All Obligations of Borrower and rights of Lender expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law. No failure to exercise and no delay in exercising, on the part of Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     9.12 Counterparts.
                    This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement. Receipt by telecopy of any executed signature page to this Agreement or any other Loan Document shall constitute effective delivery of such signature page.
     9.13 Severability.
                    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     9.14 Entire Agreement.
                    This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the parties hereto and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof and any prior arrangements made with respect to the payment by Borrower of (or any indemnification for) any fees, costs or expenses payable to or incurred (or to be incurred) by or on behalf of Lender.
     9.15 Successors; Assigns.
                    This Agreement shall be binding upon Borrower and Lender and their respective successors and assigns, and shall inure to the benefit of Borrower and Lender and the successors and assigns of Lender. No other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Borrower may not assign or transfer any of its rights or Obligations under this Agreement without the prior written consent of Lender.
     9.16 Governing Law.
                    THIS AGREEMENT AND EACH NOTE SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES TO THE EXTENT THAT SUCH PRINCIPLES WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.
     9.17 Forum Selection; Consent to Jurisdiction.
                    ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN); PROVIDED THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE

FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
     9.18 Waiver of Jury Trial.
                    EACH OF BORROWER AND LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY LENDING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
[SIGNATURE PAGES FOLLOW]

                    The parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first set forth above.

CBS Personnel Holdings, Inc., as Borrower
By:	/s/ William E. Aglinsky
	Name:	William E. Aglinsky
	Title:	Chief Financial Officer

COMPASS GROUP DIVERSIFIED HOLDINGS LLC, as Lender
By:	/s/ James J. Bottiglieri
	Name:	James J. Bottiglieri
	Title:	Chief Financial Officer

Signature Page
Credit Agreement

ANNEX I
Commitments and Pro Rata Shares

	Revolving
	Commitment	Pro Rata	Term A Loan	Pro Rata	Term B Loan	Pro Rata
Lender	Amount	Share	Amounts	Share	Amounts	Share
Compass Group Diversified Holdings LLC	$67,500,000	100%	$47,535,620	100%	$40,000,000	100%

TOTALS	$67,500,000	100%	$47,535,620	100%	$40,000,000	100%

Annex
I

Annex II
Addresses
CBS Personnel Holdings, Inc., as Borrower
435 Elm Street., Suite 300
Cincinnati, Ohio 45202
Attention:   William E. Aglinsky, Chief Financial Officer
Telephone:   (513) 852-4610
Telecopy:    (866) 728-8889
Compass Group Diversified Holdings LLC,
as Lender
Address for Notices:
Sixty One Wilton Road, Second Floor
Westport, Connecticut 06880
Attention:   Chief Financial Officer
Telephone: (203) 221-1703
Telecopy:   (203) 221-8253
Address for Payments:

Bank:	Bank of America
Bank Address:	126 Post Road East Westport, CT 06880
ABA #:	026009593
Account Name:	Compass Group Diversified Holdings LLC
Account #:	003852504395
Reference:	CBS Personnel Holdings, Inc.
Annex
II

Exhibit A
Form of Assignment Agreement
                    This Assignment Agreement (this “Assignment Agreement”) is entered into as of __________ by and between the Assignor named on the signature page hereto (“Assignor”) and the Assignee named on the signature page hereto (“Assignee”). Reference is made to the Amended and Restated Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) by and between CBS Personnel Holdings, Inc. (“Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.
                    Assignor and Assignee agree as follows:
                    1. Assignor hereby sells and assigns to Assignee, and Assignee hereby purchases and assumes from Assignor the interests set forth on the schedule attached hereto, in and to Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents as of the Effective Date (as defined below). Such purchase and sale is made without recourse, representation or warranty except as expressly set forth herein.
                    2. Assignor (i) represents that, as of the Effective Date, it is the legal and beneficial owner of the interests assigned hereunder free and clear of any adverse claim; (ii) makes no other representation or warranty and assumes no responsibility with respect to any statement, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any Loan Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any other Person or the performance or observance by any Loan Party of its Obligations under the Credit Agreement or the Loan Documents or any other instrument or document furnished pursuant thereto.
                    3. Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) agrees that it will perform in accordance with their terms all obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; (vi) represents that on the date of this Assignment Agreement it is not presently aware of any facts that would cause it to make a claim under the Credit Agreement; and (vii) if organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States, which have been duly executed, certifying as to Assignee’s exemption from United States withholding taxes with respect to all payments to be made to Assignee under the Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty.
                    4. The effective date for this Assignment Agreement shall be as set forth on the schedule attached hereto (the “Effective Date”).
                    5. Upon such acceptance and recording, from and after the Effective Date, (i) Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and (ii) Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights (other than indemnification rights) and be released from its obligations under the Credit Agreement.
                    6. Upon such acceptance and recording, from and after the Effective Date, Borrower shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to Assignee. Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date with respect to the making of this assignment directly between themselves.
                    7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
                    8. This Assignment may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Assignment. Receipt by telecopy of any executed signature page to this Assignment shall constitute effective delivery of such signature page.

     The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

ASSIGNOR:

By:
Title:

ASSIGNEE:

By:
Title:

Consented to: CBS Personnel Holdings, Inc., as Borrower
By:
	Title:	]

Schedule to Assignment Agreement

Assignor:	____________________
Assignee:	____________________
Effective Date:	____________________
Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) between CBS Personnel Holdings, Inc. (“Borrower”) and Compass Group Diversified Holdings LLC, as Lender
Interests Assigned:

	Revolving Loan	Term A Loan	Term B Loan
Commitment/Loan	Commitment	Commitment	Commitment
Assignor Amounts	$	$	$
Amounts Assigned	$	$	$
Assignee Amounts (post-assignment)	$	$	$
Assignee Information:

Address for Notices:		Address for Payments:
___________________________
___________________________		Bank:	_____________________
Attention:	_______________	ABA #:	_____________________
Telephone:	_______________	Account #:	_____________________
Telecopy:	_______________	Reference:	_____________________

Exhibit B
Form of Compliance Certificate
                    Please refer to the Amended and Restated Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.
                    Enclosed herewith is a copy of the [annual audited/quarterly] report of Borrower as at [______, 200__] (the “Computation Date”), which report fairly presents in all material respects the financial condition and results of operations [(subject to the absence of footnotes and to normal year-end adjustments)] of Borrower as of the Computation Date and has been prepared in accordance with GAAP consistently applied.
                    Borrower hereby certifies and warrants that the computations set forth on the schedule attached hereto correspond to the ratios and/or financial restrictions contained in the Credit Agreement and such computations are true and correct as at the Computation Date.
                    Borrower further certifies that no Event of Default or Default has occurred and is continuing.
                    Borrower further certifies that all representations and warranties of Borrower contained in the Credit Agreement are true and correct in all material respects on and as of the date of this Certificates as if made on and as of the date of this Certificate.
                    Borrower has caused this Certificate to be executed and delivered by its officer thereunto duly authorized on [______, 200__].
CBS Personnel Holdings, Inc.
By:
       Title:

Schedule to Compliance Certificate
Dated as of [______, 200__]

A.	Section 7.14.1 - Minimum Fixed Charge Coverage Ratio
	1.		Consolidated Net Income (per books)	$________
	2.	Plus:	Interest Expense	$________
			income tax expense	$________
			depreciation	$________
			amortization	$________
			non-cash stock compensation expense	$________
			management fees paid or accrued	$________
			non-recurring restructuring charges	$________
	3.		EBITDA	$________
	4.		Income taxes paid	$________
	5.		N/A
	6.		Management fees paid or accrued	$________
	7.		Sum of (4), (5) and (6)	$________
	8.		Remainder of (3) minus (7)	$________
	9.		Interest Expense paid in cash	$________
	10.		Required payments of principal of Debt (including Term Loans but excluding Revolving Loans)	$________
	11.		N/A	$________
	12.		Sum of (9), (10) and (11)	$________
	13.		Ratio of (8) to (12)	____ to 1
	14.		Minimum Required	____ to 1
B.	Section 7.14.1 — Maintenance Fixed Charge Coverage Ratio
	1.		EBITDA(from A(3) above)	$________
	2.	Minus:	Accrued Cash Income Tax Expense	$________
			capital expenditures	$________
			management fees	$________
			non-recurring restructuring charges	$________
			Amendment Fee	$________
			capitalized special committee costs	$________
	3.		Plus: Sponsor Investments	$________
	4.		Plus: Carryover of Cumulative Prior Quarter Excess	$________
	5.		Sum of (1) minus (2) plus (3) plus (4)	$________

	6.	Interest Expense paid in cash	$________
	7.	Required quarterly amortization of the Term Loans and Term Loan Voluntary Paydown Amounts	$________
	8.	Sum of (6) and (7)	$________
	9.	Ratio of (5) to (8)	____ to 1
	14.	Minimum Required	1 to 1
C.	Section 7.14.2 — Maximum Senior Debt to EBITDA Ratio
	1.	Senior Debt	$________
	2.	EBITDA (from Item A(3) above)	$________
	3.	Ratio of (1) to (2)	____ to 1
	4.	Maximum allowed	____ to 1
D.	Section 7.14.3 — Maximum Total Debt to EBITDA Ratio
	1.	Total Debt	$________
	2.	EBITDA (from Item A(3) above)	$________
	3.	Ratio of (1) to (2)	____ to 1
	4.	Maximum allowed	____ to 1
E.	Section 7.14.4 — Capital Expenditures
	1.	Capital Expenditures for the Fiscal Year	$________
	2.	Maximum Permitted Capital Expenditures	$________
F.	Section 7.14.5 — Minimum EBITDA
	1.	EBITDA (from Item A(3) above)	$________
	2.	Minimum EBITDA	$________
	3.	Target EBITDA Amount	$________
	4.	Excess of (3) over (1)	$________
	5.	25% of (4)	$________
	6.	Add’l Interest Payment, if applicable (greater of (5) or $50,000)	$________

Exhibit C
Form of Borrowing Base Certificate
          Please refer to the Amended and Restated Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Compass Group Diversified Holdings LLC, as lender (together with any successors or assigns, the “Lender”). This certificate (this “Certificate”), together with supporting calculations attached hereto, is delivered to Lender pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.
          Borrower hereby represents and warrants to the Lender that the following information is true, correct and complete in all material respects as of _______ ___, 20__:

1	A/R-Temporary		$______
2	Less Ineligibles
3	Over 90 days	$______
4	Credits over 90 days	$______
5	Cross Age (25%)	$______
6	Contras	$______
7	Other	$______
8	Total Ineligibles [sum of 3 thr 7]		$______
9	Eligible A/R-Temporary [1 minus 8]			$	______

10	A/R-Permanent		$______
11	Less Ineligibles
12	Over 90 days	$______
13	Credits over 90 days	$______
14	Cross Age (25%)	$______
15	Contras	$______
16	Other	$______
17	Total Ineligibles [sum of 12 thr 16]		$______
18	Eligible A/R-Permanent [10 minus 17]			$	______

19	A/R-Leasing		$______
20	Less Ineligibles
21	Over 90 days	$______
22	Credits over 90 days	$______
23	Cross Age (25%)	$______
24	Contras	$______
25	Other	$______
26	Total Ineligibles [sum of 21 thr 25]		$______
27	Eligible A/R-Leasing [19 minus 26]			$	______

28	Unbilled A/R-Temporary		$______
29	Less Ineligibles
30	Over 90 days	$______
31	Credits over 90 days	$______
32	Cross Age (25%)	$______
33	Contras	$______
34	Other	$______
35	Total Ineligibles [sum of 30 thr 34]		$______
36	Eligible Unbilled A/R-Temporary [28 minus 35]			$	______

37	Uniblled A/R-Permanent		$______
38	Less Ineligibles	$______
39	Over 90 days	$______
40	Credits over 90 days	$______
41	Cross Age (25%)	$______
42	Contras	$______
43	Other	$______
44	Total Ineligibles [sum of 39 thr 43]		$______
45	Eligible Unbilled A/R-Permanent [37 minus 44]			$	______

46	Unbilled A/R-Leasing		$______
47	Less Ineligibles	$______
48	Over 90 days	$______
49	Credits over 90 days	$______
50	Cross Age (25%)	$______
51	Contras	$______
52	Other	$______
53	Total Ineligibles [sum of 48 thr 52]		$______
54	Eligible Unbilled A/R-Leasing [46 minus 53]			$	______

55	Total Eligible A/R [ 9 plus 18 plus 27]	$	______
56	Rate of Advance		85%
57	Availability-A/R			$	______

58	Total Eligible Uniblled A/R [ 36 plus 45 plus 54]	$	______
59	Rate of Advance		75%
60	Availability-Unbilled			$	______

61	Total Borrowing Base [57 plus 60]			$	______

62	Total Revolving Credit Commitments of all of the Banks				$67,500,000.00

63	Borrower’s Maximum Revolving Credit Availability (Lesser of Borrowing Base or Credit Commitments of all of the Banks)			$	______

64	Aggregate principal amount of outstanding Revolving Credit Loans			$	______

65	Unused Revolving Credit Availability [64 minus 63] (Borrower’s Maximum Revolving Credit Availability Less Outstanding Revolving Loans)			$	______
     If Item 65 above is negative, this Certificate is accompanied by the mandatory repayment required by Section 2.9.2(b) of the Credit Agreement.
     This Borrowing Base Certificate is dated the ______ day of _______________, ____.

CBS PERSONNEL HOLDINGS, INC.
By:
Title:

Exhibit D
Form of
Amended and Restated Promissory Note

$155,035,620	April 30, 2009 Westport, Connecticut
                    The undersigned, for value received, promise to pay to the order of Compass Group Diversified Holdings LLC (“Lender”) at its principal office of 61 Wilton Road, Westport, Connecticut 06880, the aggregate unpaid amount of all Loans made to the undersigned by Lender pursuant to the Credit Agreement referred to below, such principal amount to be payable on the dates set forth in the Credit Agreement.
                    The undersigned further promise to pay, jointly and severally, interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.
                    This Amended and Restated Promissory Note (“Note”) evidences indebtedness incurred under, and is subject to the terms and provisions of, that certain Amended and Restated Credit Agreement, dated as of March 31, 2009 as amended prior to the date hereof and further amended as of the date hereof (as amended and as may be further amended or otherwise modified from time to time, the “Credit Agreement”; terms not otherwise defined herein are used herein as defined in the Credit Agreement), among the undersigned and Lender, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.
               This Note evidences indebtedness of the undersigned previously evidenced by (i) that certain Promissory Note dated January 21, 2008 in the original principal amount of $169,102,010 (the “Prior Note”), which Prior Note is replaced by this Note; provided, however, that this Note shall not be construed as evidence of repayment or readvance of the indebtedness evidenced by the Prior Note, it being the intention of the undersigned, and, by its acceptance, Lender, that the indebtedness evidenced by this Note is the indebtedness evidenced by the Prior Note. This Note shall not be construed as a novation or be construed in any manner as an extinguishment of the obligations arising under the Prior Note or to affect the priority of the security interests, liens or mortgages granted in connection with the Prior Note.
{Remainder of page blank; execution page follows}

D-1

                    This Note is made under and governed by the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

CBS Personnel Holdings, Inc.
By:
William E. Aglinsky, Chief Financial Officer

D-2

Exhibit E
Form of Notice of Borrowing
                    Please refer to the Amended and Restated Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Compass Group Diversified Holdings LLC, as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.2 of the Credit Agreement. Borrower hereby requests a borrowing under the Credit Agreement as follows:
                    The aggregate amount of the proposed borrowing is [$__________]. The requested borrowing date for the proposed borrowing (which is a Business Day) is [________, 200__]. The Revolving Loans comprising the proposed borrowing are [Base Rate][LIBOR] Loans. The duration of the Interest Period for each LIBOR Loan made as part of the proposed borrowing, if applicable, is [_____] months (which shall be 1, 2 or 3 months).
                    Borrower has caused this Notice to be executed and delivered by its officer or designee thereunto duly authorized on [______, 200__].

CBS Personnel Holdings, Inc.
By:
Title:

E-1

Exhibit F
Form of Notice of Conversion/Continuation
                    Please refer to the Amended and Restated Credit Agreement dated as of March 31, 2009 (as amended or otherwise modified from time to time, the “Credit Agreement”) between the undersigned (“Borrower”) and Compass Group Diversified Holdings LLC, as Lender. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement. This notice is given pursuant to Section 2.2.3 of the Credit Agreement. Borrower hereby requests a [conversion][continuation] of [Term A Loans][Term B Loans][Revolving Loans] as follows:
                    The date of the proposed [conversion] [continuation] is [______, 200__] (which shall be a Business Day). The aggregate amount of the [Term [A][B] Loans] [Revolving Loans] proposed to be [converted] [continued] is $_____________. [Specify which part is to be converted and which part is to be continued, if appropriate.] The Loans to be [continued] [converted] are [Base Rate Loans] [LIBOR Loans] and the Loans resulting from the proposed [conversion] [continuation] will be [Base Rate Loans] [LIBOR Loans]. The duration of the requested Interest Period for each LIBOR Loan made as part of the proposed [conversion] [continuation] is [____] months (which shall be 1, 2 or 3 months).
                    Borrower has caused this Notice to be executed and delivered by its officer thereunto duly authorized on [______, 200__].

CBS Personnel Holdings, Inc.
By:
Title:

F-1

Exhibit G
Form of
Maintenance Agreement
(see attached)

G-1

Execution Copy
AMENDED AND RESTATED MAINTENANCE AGREEMENT
          THIS AMENDED AND RESTATED MAINTENANCE AGREEMENT (as amended, supplemented or modified from time to time, this “Agreement”), entered into as of May 27, 2009 and effective as of March 31, 2009, by and among CBS PERSONNEL HOLDINGS, INC., a Delaware corporation (the “Borrower”), COMPASS GROUP DIVERSIFIED HOLDINGS, LLC, a Delaware limited liability company, in its capacity as stockholder of the Borrower (“CODI”), STAFFING HOLDING LLC, a Delaware limited liability company (“Stephens” and, together with CODI, the “Sponsors”), and COMPASS GROUP DIVERSIFIED HOLDINGS, LLC, a Delaware limited liability company, in its capacity as lender to the Borrower (the “Bank”).
WITNESSETH:
          WHEREAS, Borrower and Bank have entered into that certain Amended and Restated Credit Agreement dated as of March 31, 2009 (as may be amended, modified, restated or otherwise supplemented from time to time, the “Credit Agreement”);
          WHEREAS, as a condition precedent to the effectiveness of the Credit Agreement, CODI executed and delivered to Bank that certain Maintenance Agreement, entered into as of April 30, 2009 (the “Original Agreement”);
          WHEREAS, Stephens has exercised certain preemptive rights and, pursuant thereto, will, concurrently herewith, subscribe to 810,818 shares of Class D Common Stock (as defined below) at an issue price per share of $6.00, such subscription representing 13.90% of the total number of shares of Class D Common Stock to be issued on or about the date hereof;
          WHEREAS, CODI and Stephens desire that Stephens be added as a Sponsor-party to the Original Agreement and have requested that the Bank agree to Stephens becoming a Sponsor-party; and
          WHEREAS, the Bank is agreeable to Stephens becoming a Sponsor-party to the Original Agreement on the terms and conditions set forth herein.
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and in the Credit Agreement, the parties agree as follows:
          SECTION 1.1 Definitions. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement are used herein as therein defined. As used herein, the following terms shall have the following meanings:
          Class D Common Stock means the Borrower’s Class D Common Stock, $.001 par value per share.

          Ratable Share means, with respect to CODI, 86.10% and, with respect to Stephens, 13.90%.
          Sponsor Investment means an investment in Borrower by Sponsor of cash in exchange for such class or classes of equity securities of Borrower, and in such manner and on such terms and subject to such conditions, as CODI and Borrower shall agree.
          Sponsor Investment Amount means, for each Sponsor, with respect to each Sponsor Investment Event at any Fiscal Quarter-end, an amount (not less than zero) which, when included in the computation of the Maintenance Fixed Charge Coverage Ratio for such Fiscal Quarter, would result in such Maintenance Fixed Charge Coverage Ratio being equal to 1.0 to 1.0 for such Computation Period multiplied by such Sponsor’s Ratable Share.
          Sponsor Investment Event means the occurrence at any Fiscal Quarter-end of a Maintenance Fixed Charge Coverage Ratio determined for such Fiscal Quarter (without consideration of any Sponsor Investment to be made in respect of such Fiscal Quarter absent this Agreement) which is less than 1.0:1.0, and such Sponsor Investment Event shall have occurred on or before the earlier of (a) December 31, 2011 and (b) the date on which (i) all of the Obligations shall have been Paid in Full, (ii) no Letter of Credit shall remain outstanding, and (iii) there shall be no remaining Commitment or obligation of the Bank to advance funds, make loans, issue Letters of Credit or extend credit to or for the account of the Borrower under the Credit Agreement or otherwise.
          Sponsor Bankruptcy Event shall mean, with respect to each Sponsor, the occurrence of any of the events described in Section 8.1.3 of the Credit Agreement, except that instead of any such event occurring with respect to the Borrower, such event shall have occurred with respect to such Sponsor.
          Sponsor Event of Default means any of the events specified in Section 8; provided that any requirement for passage of time, giving of notice or any other condition has been satisfied.
          SECTION 1.2 Interpretations. In the case of this Agreement, (a) the meanings of defined terms are equally applicable to the singular and plural forms of the defined terms; (b) the term “including” is not limiting and means “including but not limited to”; (c) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”; (d) unless otherwise expressly provided herein, references to agreements and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited; (e) this Agreement is the result of negotiations among and have been reviewed by counsel to Bank, each Sponsor and Borrower and the other parties thereto and is the product of all such parties; accordingly, they shall not be construed against any party merely because of such party’s involvement in its preparation; and (f) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”.

          SECTION 2. Required Sponsor Investments in Borrower.
                    (a) Each Sponsor hereby absolutely, irrevocably and unconditionally agrees that on or before the date that is forty-five (45) days after each Fiscal Quarter-end for which a Sponsor Investment Event has occurred (as evidenced by the Compliance Certificate for such Fiscal Quarter-end, a copy of which shall be delivered to each Sponsor by Borrower concurrently with its delivery to Bank), such Sponsor shall make or cause to be made, via wire transfer of immediately available funds to such account as may from time to time be designated by Borrower, a Sponsor Investment in an amount equal to its Ratable Share of the applicable Sponsor Investment Amount.
                    (b) From the date of the occurrence of the Sponsor Investment Event and until the required Sponsor Investment Amount has been invested as a Sponsor Investment, the Sponsor Investment Amount shall be deemed to be held in trust by the applicable Sponsor for and as the property of the Borrower.
                    (c) In the event of the occurrence of a Sponsor Event of Default described in Section 8(b) with respect to a Sponsor Investment Event by a Sponsor (the “Defaulting Sponsor”), in addition to and without limiting the remedies of any party set forth in Section 9, the other Sponsor (provided a Sponsor Event of Default has not occurred and is continuing with respect to such other Sponsor) (the “Non-Defaulting Sponsor”) may, in addition to investing its Ratable Portion of the applicable Sponsor Investment Amount, invest an additional amount equal to the Defaulting Sponsor’s unpaid Sponsor Investment Amount in equity securities of Borrower, in each case in such class or classes of shares, in such manner and on such terms and subject to such conditions as the Non-Defaulting Sponsor and Borrower may agree.
                    (d) Stephens hereby agrees that its preemptive rights under Section 3 of that certain Stockholders’ Agreement, dated as of February 1, 2008 and as may be amended from time to time, among the Company, CODI, Stephens and the other Restricted Stockholders party thereto, shall not apply to any investment in the Company made by CODI pursuant to this Section 2 in Class D Common Stock at an issue price of not less than $6 per share, and hereby waives all notice provisions contained in such Section 3 with respect to such investments. For the avoidance of doubt, Stephens does not hereby waive its preemptive rights with respect to any investment by CODI other than investments pursuant to this Agreement in Class D Common Stock at an issue price of not less than $6 per share.
          SECTION 3. Representations and Warranties. Each Sponsor hereby represents and warrants to the Bank that as of the date hereof:
                    (a) Organization; Power; Qualification. Such Sponsor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all power and authority under such laws required to carry on its business as now conducted.

                    (b) Authorization. Such Sponsor has the power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and has by proper partnership action duly authorized the execution, delivery and performance of this Agreement.
                    (c) Enforceable Obligations. This Agreement has been duly executed and delivered by such Sponsor and constitutes the legal, valid and binding obligation of such Sponsor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditor’s rights generally and by equitable principles relating to enforceability.
                    (d) No Conflicts or Consents. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof will (i) violate or conflict with any provision of such Sponsor’s limited liability company agreement, (ii) violate any law, rule or regulation binding on such Sponsor, or any order, writ, judgment, injunction, decree, award or permit applicable to such Sponsor, (iii) violate in any material respect or materially conflict with any or cause any default or event of default under, any of the provisions of any indenture, agreement, document, instrument or undertaking to which such Sponsor is a party or subject, or by which such Sponsor or any Property of such Sponsor is or may be bound, or (iv) result in or require the creation or imposition of any Lien, security interest or other charge or encumbrance (other than those contemplated in or in connection with this Agreement) upon or with respect to any of the assets of such Sponsor.
                    (e) Consents. No consent, approval, license, authorization, order or validation of, or filing, registration, recording or qualification with, or exemption by, any court or any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or any other Person is required in connection with the execution, delivery or performance of this Agreement by such Sponsor.
          SECTION 4. Sponsor Covenants. Each Sponsor hereby covenants and agrees with Bank that so long as this Agreement is in effect:
                    (a) Preservation of Existence and Related Matters. Such Sponsor will preserve and maintain its separate partnership existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a limited liability company and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a material adverse effect on the Sponsor.
                    (b) Compliance With Law. Such Sponsor will observe and remain in compliance in all material respects with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees, awards or permits binding on or applicable to such Sponsor and maintain in full force and effect all governmental licenses, authorizations, consents and approvals, in each case applicable to and necessary for the conduct of its business as then being conducted, except to the extent the failure to so comply and/or maintain could not reasonably be expected to have a material adverse effect on such Sponsor.
                    (c) Books, Records and Inspections. Such Sponsor will keep complete and accurate books and records of its transactions in accordance with good accounting practices (including the establishment and maintenance of appropriate reserves).
                    (d) Consolidation or Merger. Such Sponsor will not dissolve, liquidate or wind up its affairs. Such Sponsor also will not be a party to any transaction of merger or consolidation in which it merges or consolidates with or into another Person, unless (i) the net worth of the resulting entity is at least equal to the net worth of such Sponsor immediately preceding such merger or consolidation, and (ii) the resulting entity, if not such Sponsor, shall assume all of such Sponsor’s duties and obligations under this Agreement and all other agreements executed by such Sponsor concerning its obligations in respect of this Agreement in a manner and pursuant to such documentation as the Bank may require.
          SECTION 5. Assignment For the Benefit of the Bank.
                    (a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Obligations, Borrower hereby pledges, grants and collaterally assigns to the Bank a security interest in all (i) right, title and interest of Borrower in and to this Agreement and to all funds paid and to be paid by the Sponsors or one or more of their designees, as the case may be, pursuant to this Agreement, and (ii) all other claims, rights, powers, privileges, interests and remedies of Borrower arising under this Agreement and resulting from any failure by the Sponsors or one or more of their designees, as the case may be, to perform their obligations hereunder, together in each case with the full power and authority to demand payment of, enforce, collect, receive and deliver receipt for any and all of the foregoing.
                    (b) Each Sponsor hereby consents to the foregoing pledge and assignment.
          SECTION 6. Obligations Independent. The obligations of each Sponsor and Borrower hereunder are independent of the obligations of the other Sponsor and Borrower, any other guarantor(s) of any or all of the Obligations or any other party, and a separate action or actions may be brought and prosecuted against one or both of the Sponsors whether or not an action is brought against the Borrower, any other such guarantor(s) of any or all of the Obligations or any other party and whether or not any Sponsor, the Borrower, any other such guarantor(s) of any or all of the Obligations or any other party shall be joined in any such action or actions.
          SECTION 7. Actions Relating to Obligations Under Credit Agreement. Subject to limitations under the Credit Agreement, the Credit Agreement may be amended, restated or otherwise modified by the Bank and Borrower at any time and from time to time without the consent of, or notice to, the Sponsors, without incurring responsibility to the Sponsors, without impairing or releasing the obligations of the Sponsors hereunder, upon or without any terms or conditions and in whole or in part to, among other things:

                    (a) change the manner, place or terms of payment of, increase or decrease the amount of, change the interest rates on, and/or change or extend the time of payment of, renew or alter any of the Obligations, any security therefor, or any liability incurred directly or indirectly in respect thereof;
                    (b) take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;
                    (c) exercise or refrain from exercising any rights against the Borrower and/or any guarantor(s) of any or all of the Obligations, and otherwise act or refrain from acting with respect to any of the Borrowers and/or any other such guarantor(s) of any or all of the Obligations;
                    (d) settle or compromise any of the Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower and/or any guarantor(s) of any or all of the Obligations, to creditors of the Borrower or any such guarantor other than the Bank;
                    (e) except as otherwise expressly provided herein, apply any sums by whomever paid or however realized to any liability or liabilities of the Borrower and/or any guarantor(s) of the Obligations regardless of what liability or liabilities of the Sponsors, the Borrower and/or any guarantor(s) of any or all of the Obligations remain unpaid;
                    (f) Release, substitute or otherwise deal with any one or more endorsers or guarantor(s) of any or all of the Obligations;
                    (g) act or fail to act in any manner referred to in this Agreement which may deprive the Sponsors of any right of subrogation against Borrower and/or any guarantor(s) of any or all of the Obligations to recover any payments made pursuant to this Agreement;
                    (h) pursue its rights and remedies under this Agreement, and/or any guaranty of all or any part of the Obligations in whatever order, or collectively, and the Bank shall be entitled to the each Sponsor’s performance hereunder, notwithstanding any action taken (or not taken) by the Bank to enforce any of its rights or remedies against the Sponsors or any other Person, for all or any part of the Obligations or any payment received under this Agreement, any guaranty; and/or
                    (i) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Sponsors from their liabilities under this Agreement.

          SECTION 8. Sponsor Events of Default. With respect to each Sponsor, each of the following shall constitute a Sponsor Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental, regulatory, administrative or public body or authority, or any subdivision thereof, or otherwise:
                    (a) Effectiveness of Agreement. This Agreement or any provision hereof shall cease to be in full force and effect with respect to such Sponsor, or such Sponsor or any Person acting by or on behalf of such Sponsor shall deny or disaffirm such Sponsor’s obligations under this Agreement.
                    (b) Payment. Such Sponsor shall default in the payment when due of any Sponsor Investment Amount and such default shall continue unremedied after the date that is two (2) Business Days after Borrower notifies such Sponsor in writing of such default in payment.
                    (c) Representations. Any representation, warranty or statement made or deemed to be made by such Sponsor herein (which such representations and warranties are made only as of the date hereof) or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was deemed to have been made.
                    (d) Covenants. Such Sponsor shall default in the due performance or observance of any term, covenant or agreement:
          (i) contained in Section 4(d); or
          (ii) contained in Section 4(a) and such default shall continue unremedied for a period of fifteen (15) days after the earlier of the day on which an officer of Borrower first obtains knowledge of such event or the day on which written notice of such default is given to the Sponsor by either the Bank or the Borrower; or
          (iii) contained in any Section of this Agreement (other than those Sections specifically referred to in Section 8(a), Section 8(b), Section 8(c) Section 8(d)(i) or (ii) or Section 8(e)), and such default shall continue unremedied for a period of thirty (30) days after notice thereof by the Bank.
                    (e) Sponsor Bankruptcy Event. A Sponsor Bankruptcy Event shall occur.
          SECTION 9. Exercise of Remedies. Upon the occurrence and during the continuance of a Sponsor Event of Default by a Sponsor, the Bank, the Borrower and the other Sponsor (provided a Sponsor Event of Default has not occurred and is then continuing with respect to such other Sponsor) shall have all rights and remedies available to them under applicable law and/or as provided in this Agreement; provided, however, that neither Sponsor shall have any obligation or liability to either the Bank or the Borrower in respect of a Sponsor Event of Default of the other Sponsor.
          SECTION 10. Invalidity, Etc. of Obligations. No invalidity, irregularity or unenforceability of all or any of the Loans and/or any of the other Obligations or of any security therefor shall affect, impair or be a defense to this Agreement, and the obligations of each Sponsor hereunder shall be absolute and unconditional notwithstanding the occurrence of any event or the existence of any circumstance, including, without limitation, any bankruptcy or insolvency proceeding with respect to any Sponsor, the Borrower, any of Borrower’s Subsidiaries and/or any other guarantor(s) of any or all of the Obligations, if any, or any event or circumstance which would constitute a legal or equitable discharge, except payment in full in cash of all Obligations in accordance with the Credit Agreement.
          SECTION 11. Waivers of Failures; Delays; Etc. No failure or delay on the part of the Bank, the Borrower or any Sponsor in exercising any right, power or privilege hereunder and no course of dealing between the Bank, the Sponsors or the Borrower shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights, powers and remedies herein expressly provided are cumulative and not exclusive of any rights, powers or remedies which either the Borrower or the Bank would otherwise have. No notice to or demand on either Sponsor in any case shall entitle the Sponsors to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of either of the Borrower or the Bank to any other or further action in any circumstances without notice or demand. Notice of the incurrence of any of Obligations, and presentment, demand for payment, notice of dishonor, protest, notice of protest and of default by the Borrower are hereby waived by the Sponsors.
          SECTION 12. Benefit of Agreement. This Agreement shall be binding upon the Sponsors, the Borrower and their respective successors and assigns and shall inure to the benefit of the Borrower and the Bank and their successors and assigns. Each of the Sponsors and the Borrower acknowledges and agrees that this Agreement is made for the benefit of the Borrower and the Bank and that either the Borrower and/or the Bank may enforce all of the obligations of one or both of the Sponsors hereunder directly against it. Except as provided in Section 5¸ none of the Sponsors or the Borrower may assign any of its respective rights or obligations hereunder without the consent of the Bank. This Agreement is not being made for the benefit of any persons other than those identified above, and no person other than those identified above shall have any rights hereunder.
          SECTION 13. Amendments; Waivers. Neither this Agreement nor any provision hereof may be changed, modified, amended or waived except with the written consent of both Sponsors, the Borrower and the Bank.
          SECTION 14. Notices. Any notice, request, demand, consent, confirmation or other communication under this Agreement shall be in writing and delivered in person or sent by telecopy, recognized overnight courier or registered or certified mail, return receipt requested and postage prepaid, to the applicable party at its address or telecopy number set forth on the signature pages hereof, or at such other address or telecopy number as any party hereto may designate as its address or telecopy number for communications hereunder by notice so given. Such notices shall be deemed effective on the day on which delivered or sent if delivered in person or sent by telecopy (with answerback confirmation received), on the first (1st) Business Day after the day on which sent, if sent by recognized overnight courier or on the third (3rd) Business Day after the day on which mailed, if sent by registered or certified mail.
          SECTION 15. Termination of Agreement; Rescission.
                    (a) This Agreement shall terminate and be of no further force and effect upon the earliest of (i) the date on which no further Sponsor Investment Events can occur under this Agreement and all Sponsor Payment Amounts have been paid in full, and (ii) the date on which (A) all of the Obligations shall have been Paid in Full, (B) no Letters of Credit shall remain outstanding, and (C) there shall be no remaining commitment or obligation of the Bank to advance funds, make loans, issue letters of credit or extend credit to or for the account of the Borrower under the Credit Agreement or otherwise.
                    (b) To the fullest extent permitted by law, this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (or part thereof) made or caused to be made by any Sponsor pursuant to this Agreement, is rescinded or must otherwise be restored or returned by any beneficiary of this Agreement upon the insolvency, bankruptcy or reorganization of any Person or otherwise, all as though such payment had not been made.
          SECTION 16. Costs of Enforcement; Indemnity. The Borrower hereby agrees to pay all out-of-pocket costs and expenses (including, without limitation, in each case, the reasonable fees and disbursements of counsel) of the Bank in connection with the enforcement of this Agreement. The Borrower hereby agrees to pay all out-of-pocket costs and expenses of the Bank in connection with any amendment, waiver or consent relating hereto (including, without limitation, in each case, the reasonable fees and disbursements of counsel employed by the Bank).
          SECTION 17. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.
          SECTION 18. Successors and Assigns. This Agreement shall be binding upon and inure to the parties hereto and their successors and permitted assigns (as determined in accordance with the Credit Agreement.) Neither Sponsor may assign or otherwise transfer any of its rights or delegate any of its obligations or duties under this Agreement without the prior written consent of the Borrower, the Bank and the other Sponsor.

          SECTION 19. Further Assurance. Each Sponsor hereby agrees from time to time, as and when requested by the Bank, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Bank may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement.
          SECTION 20. Consent to Jurisdiction; Waiver of Jury Trial. EACH OF BORROWER AND EACH SPONSOR IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY OF THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE, SITTING IN THE BOROUGH OF MANHATTAN) AS THE BANK MAY ELECT, IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF BORROWER AND EACH SPONSOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH SUIT, ACTION OR PROCEEDING MAY BE HELD AND DETERMINED IN ANY OF SUCH COURTS. EACH OF BORROWER AND EACH SPONSOR IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH EACH SUCH BORROWER OR SPONSOR MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT, AND EACH OF THE BORROWER AND EACH SPONSOR FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE BORROWER AND THE EACH SPONSOR AUTHORIZES THE SERVICE OF PROCESS UPON IT BY REGISTERED MAIL SENT TO SUCH BORROWER OR SPONSOR, AS THE CASE MAY BE, AT ITS ADDRESS DETERMINED PURSUANT TO SECTION 14. EACH OF THE BORROWER, THE SPONSORS AND THE BANK HEREBY IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION IN WHICH THE BANK AND/OR BORROWER AND/OR EITHER OF THE SPONSORS ARE PARTIES RELATING TO OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
          SECTION 21. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES.
          SECTION 22. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          SECTION 23. Headings. The various headings of this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provisions hereof.

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed and delivered as of the date first above written.

COMPASS GROUP DIVERSIFIED HOLDINGS, LLC, as a Sponsor
By:	/s/ I. Joseph Massoud
I. Joseph Massoud, CEO

Address: 2010 Main Street, Suite 1020 Irvine, CA 92614 Attention: Elias J. Sabo Telecopy No.: (949) 333-5043 STAFFING HOLDING LLC, as a Sponsor
By:	SF Holding Corp.
Its:	Manager

By:	/s/ Jackson Farrow, Jr.
Jackson Farrow, Jr.
Its:	Senior Vice President
Address: c/o Stephens Capital Partners LLC 111 Center Street, Suite 2500 Little Rock, AR 72201
Attention: Jackson Farrow, Jr.
Telecopy No.: (501) 210-4615
COMPASS GROUP DIVERSIFIED HOLDINGS, LLC, as the Bank
By:	/s/ James J. Bottiglieri
James J. Bottliglieri, CFO
Address: Sixty One Wilton Road, Second Floor Westport, CT 06880

Attention: James J. Bottiglieri
Telecopy No.: (203) 221-8253
CBS PERSONNEL HOLDINGS, INC.
By:	/s/ William Aglinsky
William Aglinsky, CFO
Address: 435 Elm Street Cincinnati, Ohio 45202
Attention: William Aglinsky, Chief Financial Officer
Telecopy No.: 866.728.8889